As filed with the Securities and Exchange Commission on June 30, 2006

                                                  Registration No.  333-131411

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  --------------------------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  --------------------------------------------
                           WESTSIDE ENERGY CORPORATION
                           ---------------------------
                 (Exact name of Registrant specified in charter)

      Nevada                            1311                       88-0349241
-------------------------------------------------------------------------------
    (State of                    (Primary Industrial           (I.R.S. Employer
  Incorporation)                    Classification)                  I.D.#)

                        4400 Post Oak Parkway, Suite 2530
                                Houston, TX 77027
                                 (713) 979-2660
                        ---------------------------------
           (Address, including zip code of principal place of business and telephone number, including area code of
                   Registrant's principal executive offices.)

    Jimmy D. Wright                             With a copy to:
    President                                   Randall W.  Heinrich
    4400 Post Oak Parkway, Suite 2530           Gillis, Paris & Heinrich, L.L.P.
    Houston, Texas 77027                        8 Greenway Plaza, Suite 818
    Tel: (713) 979-2660                         Houston, Texas 77046
    (Name, address, including zip code          (713) 951-9100
    and telephone number, including
    area code of agent for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                                      Proposed
class of                       Proposed            maximum          Amount of
securities to  Amount to be    maximum offering    aggregate        registration
be registered  registered (1)  price per share (2) offering price(2)    fee

Common Stock   6,182,972 (3)    $3.69              $22,815,167(2)  $2,725.50 (4)
-----------------

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).
(2) Estimated solely for purposes of calculating the registration fee based on the closing price of the Registrant's common stock as reported on the American Stock Exchange on June 29, 2006 or $2.85 per share.
(3) Includes 3,682,972 shares previously issued to 29 stockholders in private placement transactions, and up to 2,500,000 shares that are being registered pursuant hereto and that Registrant believes will be the maximum number of shares that may be issued to up to 15 persons as additional, post-closing consideration in connection with Registrant's acquisition of all of the outstanding equity interests in EBS Oil and Gas Partners Production Company, L.P. and its affiliates, although the number of shares actually issued could be substantially less.
(4)      This fee has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS          SUBJECT TO COMPLETION, DATED JUNE 30, 2006

                           WESTSIDE ENERGY CORPORATION
                        4400 Post Oak Parkway, Suite 2530
                              Houston, Texas 77027
                                 (713) 979-2660

                        6,182,972 Shares of Common Stock

                           --------------------------

         This prospectus relates to up to 6,182,972 shares of our common stock, $0.01 par value per share, being offered by 29 persons who are our stockholders. These persons are referred to throughout this prospectus as "selling stockholders." Of these shares:

         * 3,682,972 shares were previously issued to 29 stockholders in private placement transactions, and
         * 2,500,000 shares that we believe will be the maximum number of shares that may be issued to up to 15 persons as additional, post-closing consideration in connection with Registrant's acquisition of all of the outstanding equity interests in EBS Oil and Gas Partners Production Company, L.P. and its affiliates, although the number of shares actually issued could be substantially less.

         The selling security holders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions or in trading markets for our common stock. We will not receive any cash proceeds from the selling security holders' subsequent sales of the shares covered by this prospectus.

         Our common stock is listed and trades on the American Stock Exchange under the symbol "WHT." The closing price of our common stock on the American Stock Exchange on January 27, 2006 was $3.69 per share.

                             ----------------------

         You should consider carefully the Risk Factors beginning on page 5 of this prospectus.


                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is _____________ _____, 2006.

                                TABLE OF CONTENTS

SUMMARY INFORMATION.........................................................  3

RECENT EVENTS ..............................................................  4

RISK FACTORS ...............................................................  5

USE OF PROCEEDS ............................................................ 14

DIVIDEND POLICY ............................................................ 14

PRICE RANGE OF COMMON STOCK ................................................ 15

BUSINESS ................................................................... 15

MANAGEMENT'S DISCUSSION AND ANALYSIS ....................................... 25

MANAGEMENT ................................................................. 31

EXECUTIVE COMPENSATION ..................................................... 33

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................. 36

PRINCIPAL STOCKHOLDERS ..................................................... 36

DESCRIPTION OF SECURITIES .................................................. 38

SELLING STOCKHOLDERS ....................................................... 39

PLAN OF DISTRIBUTION ....................................................... 42

EXPERTS .................................................................... 42

INDEX TO FINANCIAL STATEMENTS............................................... 43

                               SUMMARY INFORMATION

         This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors," before investing in our common stock.

Common stock outstanding                    21,149,908 shares (1)
  prior to this offering

Common stock being offered for              Up to 6,182,972 shares
   resale to the public

Common stock outstanding
  after this offering                       23,649,908 shares (2)

Price per share to the public               Market or negotiated price at the
                                            time of sale or resale.

Total proceeds raised by offering           We will not receive any proceeds
                                            from the resale of shares offered by
                                            any selling stockholders. We did
                                            receive proceeds from the sale of
                                            our common stock in a private
                                            placement.

Use of proceeds                             For working capital and general
                                            corporate purposes.

Plan of distribution                        The offering of our shares of common
                                            stock is being made by our
                                            stockholders who may wish to sell
                                            their shares. Selling stockholders
                                            may sell the shares covered by this
                                            prospectus in the open market or in
                                            privately negotiated transactions
                                            and at discounted prices, fixed
                                            prices, or negotiated prices.

Risk factors                                Significant risks are involved in
                                            investing in our company. For a
                                            discussion of risk factors you
                                            should consider before buying our
                                            common stock, see "RISK FACTORS"
                                            beginning on page 5.
------------------

 (1) Does not include up to 2,500,000 shares that we believe will be the maximum number of shares that may be issued to up to 15 persons as additional, post-closing consideration in connection with Registrant's acquisition of all of the outstanding equity interests in EBS Oil and Gas Partners Production Company, L.P. and its affiliates, although the number of shares actually issued could be substantially less,
(2) Includes up to 2,500,000 shares that we believe will be the maximum number of shares that may be issued to up to 15 persons as additional, post-closing consideration in connection with Registrant's acquisition of all of the outstanding equity interests in EBS Oil and Gas Partners Production Company, L.P. and its affiliates, although the number of shares actually issued could be substantially less.

                                  RECENT EVENTS

         Westside Energy Corporation, f/n/a "Eventemp Corporation" (the "Company"), was incorporated on November 30, 1995 under the laws of the State of Nevada. In February 2004, the Company decided to focus its efforts on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. The Company is focusing its efforts initially in the State of Texas. For several years prior to February 2004, the Company had been dormant from a business perspective. In connection with the change in the Company's business focus, the Company has undertaken a number of activities, including the following:

         * The Company changed its corporate name to "Westside Energy Corporation" on March 17, 2004.
         * The Company has improved its corporate governance in several ways including the expansion of the Company's Board of Directors from one member to the current number of six members, with three outside directors currently serving, all of whom have extensive oil and gas experience.
         * The Board of Directors has also created audit, compensation and nominating committees on which only outside directors serve.
         * In addition to the creation of an audit committee, the Company has improved internal controls over financial reporting by the addition of a Controller to the Company's staff.
         * The Board of Directors has also elected a new slate of officers, including a Chief Executive Officer, a Chief Operating Officer and a Chief Financial Officer, all with considerable experience in the oil & gas industry.
         * Operationally, the Company acquired rights in a number of oil and gas leases. As of June 1, 2006, the Company had acquired total leased acreage of 73,925 gross acres and 65,989 net acres in various Texas counties in the Barnett Shale, including Denton, Cooke, Montague, Wise, Hill, Ellis, Hamilton, Comanche, Coryell, Lampasas, Mills and Shelby Counties.
         * As of June 1, 2006, the Company has completed or commenced work on a number of wells. For additional information regarding these wells, see the table captioned "STATUS OF SIGNIFICANT WELLS AS OF JUNE 1, 2006" in the section captioned "BUSINESS - Properties."
         * The Company completed several rounds of financings, including: (a) the November 2004 sale of 10 million shares of the Company's common stock in a private placement transaction resulting in gross proceeds of $20 million and net proceeds to the Company of approximately $18.5 million after offering expenses and (b) the January 2006 sale of 3,278,000 shares of the Company's common stock in a private placement transaction resulting in gross proceeds of $10,325,700 and net proceeds to the Company of approximately $9.5 million after offering expenses.
         * The Company's common stock has been listed and is now traded on the American Stock Exchange.

         Most recently, the Company completed a major acquisition and a major debt financing. For more information regarding the major acquisition, see "BUSINESS - EBS Acquisition" below. For more information regarding the major debt financing, see "MANAGEMENT'S DISCUSSION AND ANALYSIS - Liquidity and Capital Resources" below.

                                  RISK FACTORS

         The securities covered by this prospectus involve a significant degree of risk. Accordingly, they should be considered speculative. You should read the entire prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

                          Risks Related to our Company

         OUR LIMITED HISTORY MAKES AN EVALUATION OF US AND OUR FUTURE DIFFICULT, AND PROFITS ARE NOT ASSURED.

         The Company was incorporated on November 30, 1995 for the purpose of commercially exploiting a proprietary self-contained climate control system for vehicles (known as the Etemp system) that allowed the user to call his or her vehicle from any available telephone and pre-cool or pre-heat the interior of the vehicle, within five minutes before arriving, with the engine turned off. During February 2004, we decided to focus our business on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. Since that time, we have acquired rights in oil and gas properties and undertaken certain exploratory and other activities. See "RECENT EVENTS" above. However, we do not have a long operating history in our current business. Nearly all of the oil and gas properties that we have leased to date are considered "undeveloped acreage," which the U.S. Securities and Exchange Commission (the "Commission") defines as "lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves." We have established a limited volume of proved reserves with regard to our properties. In view of our limited history in the oil and gas business, you may have difficulty in evaluating us and our business and prospects. You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. For our business plan to succeed, we must successfully undertake most of the following activities:

         *        Find and acquire rights in attractive oil and gas properties;
         * Drill successful exploratory test wells on our oil and gas properties to establish the presence of oil and gas in commercially viable quantities;
         * Develop our oil and gas properties, including the successful application of advanced formation fracturing technologies and procedures, to the point at which oil and gas are being produced in commercially viable quantities;
         * Contract with third party service providers regarding services necessary to drill our oil and gas wells;
         * Contract with transporters and purchasers of our commercial production of oil and gas;
         * Maintain access to funds to pursue our capital-intensive business plan;
         *        Comply with all applicable laws and regulations;
         * Identify and enter into binding agreements with suitable joint venture partners for our future projects;
         *        Implement and successfully execute our business strategy;
         *        Respond to competitive developments and market changes; and
         *        Attract, retain and motivate qualified personnel.

There can be no assurance that we will be successful in undertaking such activities. Our failure to undertake successfully most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations. In addition, there can be no assurance that our exploration and production activities will produce oil and gas in commercially viable quantities. Moreover, we expect to incur negative cash flow from operating activities until such time (if ever) as we consistently produce and sell sufficient volumes of our commercial production to cover direct production costs as well as corporate overhead. There can be no assurance that sales of our oil and gas production will ever generate sufficient revenues, that we will ever generate positive cash flow from our operations or that (if ever attained) we will be able to sustain profitability in any future period.

         THE ACQUISITION OF EBS COULD EXPOSE US TO NUMEROUS RISKS.

         On March 15, 2006, we purchased all of the outstanding equity interests (the "Equity Interests") in EBS Oil and Gas Partners Production Company, L.P. ("EBS") and its affiliates. EBS was a privately held entity engaged in the drilling and completion of wells on various oil and gas leases covering lands located primarily in Cooke, Montague, and Wise Counties, Texas. The acquisition of the Equity Interests and the business of EBS could be accompanied by the risks commonly encountered in a transaction of this nature. Such risks include the following:

         * Difficulty of assimilating the operations and personnel of EBS;
         * Potential disruption of our ongoing business;
         * Inability of management to maximize our financial and strategic position through the successful incorporation of EBS;
         * Additional expenses associated with amortization of acquired assets;
         * Maintenance of uniform standards, controls, procedures and policies;
         * Increased general and administrative expenses;
         * Impairment of relationships with employees, customers, and vendors as a result of any integration related issues with new management personnel; and
         * Potential unknown liabilities associated with EBS's business.

There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with the acquisition of the Equity Interests and the business of EBS. Due to all of the foregoing, the acquisition of the Equity Interests and the business of EBS may materially and adversely affect our business, results of operations, financial condition and cash flows. In addition, we expect to issue shares of our stock as part of a post-closing earn-out arrangement in connection with the acquisition of the Equity Interests and the business of EBS. In such event, existing stockholders will experience ownership dilution, the extent of which cannot now be determined.

         WE RECENTLY ENTERED INTO A DEBT FINANCING ARRANGEMENT THAT COULD EXPOSE US TO CERTAIN RISKS.

         In connection with the acquisition of all of the outstanding equity interests (the "Equity Interests") in EBS Oil and Gas Partners Production Company, L.P. and its affiliates (as discussed hereinabove), we entered into a debt financing arrangement with GasRock Capital LLC (the "GasRock Financing"). For more information regarding the GarRock Financing, see "MANAGEMENT'S DISCUSSION AND ANALYSIS - Liquidity and Capital Resources" below. As of June 1, 2006, we had total indebtedness outstanding under the GasRock Financing of approximately $5.1 million. The GasRock Financing is secured by certain of our assets, and imposes on us restrictions limiting our operating flexibility. Because this financing imposes on us regularly scheduled payments of interest, it creates the possibility that the cash receipts from our operations will be insufficient to meet the interest payments on this financing. In order for us to make required payments on the GasRock Financing, we must maintain certain levels of cash flow or else obtain alternative financing. Our ability to satisfy our obligations under the GasRock financing depends upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond our control, affecting our business operations. If our cash flow is ever insufficient to service this debt and other operating costs, we will be required to use our cash reserves (if any), seek additional funds, or suffer a foreclosure on certain of our properties. A foreclosure could significantly reduce or eliminate our equity in our properties, materially and adversely affect our business, results of operations and financial condition, and cause us to cease operations and/or force us into bankruptcy protection. In addition, the GasRock Financing involves a "floating" interest rate. If interest rates increase substantially, the debt servicing on the GasRock Financing will be significantly different than that projected, which will impact our cash flow. The costs of borrowing (interest charges and financing fees) may also significantly reduce profits and increase losses resulting from our operations. No assurance can be given that future cash flow will be sufficient to make the debt service payments on any borrowed funds and also cover operating expenses.

         WE DEPEND ON CERTAIN KEY PERSONNEL.

         We substantially depend upon the efforts and skills of our current management. The loss of the services of one or more members of our current management, or the inability of one or more of them to devote sufficient attention to our operations, could materially and adversely affect our operations. Moreover, we do not maintain key man life insurance on any member of management, and we have not required any member of executive management to enter into any covenant or agreement not to compete with us.

         OUR CURRENT MANAGEMENT RESOURCES MAY NOT BE SUFFICIENT FOR THE FUTURE, AND WE HAVE NO ASSURANCE THAT WE CAN ATTRACT ADDITIONAL QUALIFIED PERSONNEL.

         There can be no assurance that the current level of management is sufficient to perform all responsibilities necessary or beneficial for management to perform. Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits. There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions.

         LIMITATIONS ON CLAIMS AGAINST OUR OFFICERS AND DIRECTORS, AND OUR OBLIGATION TO INDEMNIFY THEM, COULD PREVENT OUR RECOVERY OF LOSSES CAUSED BY THEM.

         The corporation law of Nevada allows a Nevada corporation to limit the liability of its directors to the corporation and its stockholders to a certain extent, and our Restated Articles of Incorporation have eliminated our directors' liability to the maximum extent permitted by the corporation law of Nevada. Moreover, our Bylaws provide that we must indemnify each director, officer, agent and/or employee to the maximum extent provided for by the corporation law of Nevada. In addition, we recently entered into indemnification agreements with our directors and key management personnel. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against. Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons. Further, the Commission maintains that indemnification for liabilities arising under the Securities Act of 1933 is against the public policy expressed in such act, and is therefore unenforceable.

         INCUMBENT MANAGEMENT OWNS A LARGE PERCENTAGE OF OUR OUTSTANDING STOCK, AND CUMULATIVE VOTING IS NOT AVAILABLE TO STOCKHOLDERS.

         Our current management currently owns (directly or indirectly) approximately 28.8% of our outstanding common stock (considered on an undiluted basis). Management's stock ownership would increase if they were to exercise certain outstanding warrants issued to them directly or indirectly or to be issued incentive shares that we are obligated to issue under certain circumstances. Cumulative voting in the election of directors is expressly denied in our Restated Articles of Incorporation. Accordingly, the holder or holders of a majority of our outstanding shares of common stock may elect all of our directors. Management's large percentage ownership of our outstanding common stock helps enable them to maintain their positions as such and thus control of our business and affairs.

         WE MAY EXPERIENCE RAPID GROWTH, AND IN SUCH CASE WE WILL NEED TO MANAGE THIS GROWTH EFFECTIVELY.

         We believe that, given the right business opportunities, we may expand our operations rapidly and significantly. If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources. To manage any significant growth of our operations, we will be required to undertake the following successfully:

         * Manage relationships with various strategic partners and other third parties;
         * Hire and retain skilled personnel necessary to support our business;
         * Train and manage a growing employee base;
         * Continually develop our financial and information management systems; and
         * Raise any required capital.

If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed. Our inability to manage growth effectively could materially and adversely affect our business, results of operations and financial condition.

                          Risks Related to our Business

         OIL AND GAS PRICES ARE VOLATILE, HAVE BEEN LOW IN RECENT YEARS, AND COULD BE LOW AGAIN IN THE FUTURE.

         Our revenues, profitability and future growth and the carrying value of our properties will depend substantially on the prices we realize for our oil and gas production. Our realized prices will also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. Oil and gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and gas have been volatile, and they are likely to continue to be volatile in the future. Starting from a level below $4.00/MCF at the end of 2002, natural gas prices experienced a steady climb to over $8.00/MCF by July 2005. Natural gas prices have recently increased substantially, reaching levels in excess of $15.50/MCF near the middle of December 2005. Since the middle of December 2005, natural gas prices have declined to approximately $6.50/MCF near the middle of June 2006. Oil prices have also increased over the last several years, rising from less than $30.00/BBL in 2003 to over $70.00/BBL in 2005 as a result of hurricanes striking the Gulf Coast in the fall of 2005. Subsequently, oil prices have declined somewhat. Generally, the increases in oil and natural gas prices since 2002 have been characterized by occasional, but not sustained, price declines. Despite the historically high nominal prices for natural gas and oil, there can be no assurance that significantly lower prices will not be experienced again in the future. Among the factors that can cause price volatility are:

         * Worldwide or regional demand for energy, which is affected by economic conditions;
         * The domestic and foreign supply, and inventories, of oil and gas;
         * Weather conditions;
         * Domestic and foreign governmental regulations;
         * Political conditions in gas or oil producing regions;
         * The ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
         * The price and availability of alternative fuels.

Oil and gas price movements cannot be predicted with certainty. Lower oil and gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and gas that we can produce economically. A substantial or extended decline in oil and gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance capital expenditures. We recently initiated a hedging program to potentially mitigate the impact of adverse changes in oil and gas prices. However, there can be no assurance that this program will be successful in accomplishing its purpose, and hedging has its own set of risks. See "RISK FACTORS - OUR HEDGING DECISIONS MAY IMPACT OUR POTENTIAL GAINS FROM CHANGES IN COMMODITY PRICES AND MAY RESULT IN LOSSES" below.

         THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO SELECT OIL AND GAS PROJECTS THAT ULTIMATELY PROVE SUCCESSFUL ECONOMICALLY.

         We intend to drill exploratory test wells on properties with no currently recognized proved oil and gas reserves. Drilling oil and gas wells always involves the risk that no commercially productive oil or gas reservoirs will be encountered. While all drilling (whether developmental or exploratory) involves this risk, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of oil and gas. Because of our exploratory drilling activities, we are especially likely to experience exploration and abandonment expenses from time to time in the future. The economic success of any project will depend on a number of factors, including our ability to discern and estimate the volumes of recoverable reserves relating to the project, rates of future production, future commodity prices, operating costs, and possible environmental liabilities. All of these factors affect whether or not a project will ultimately generate cash flows sufficient to provide a suitable return on investment. Our assessments and estimations of these factors (which are inherently inexact and uncertain) may prove inaccurate. Moreover, there is no specific criterion for selecting the oil and gas projects that we will decide to pursue. Accordingly, we will have significant flexibility in selecting such projects. There can be no assurance that we will be able to identify economically successful oil and gas projects or that we will be able to pursue these projects successfully even if identified. Our failure to select economically successful oil and gas projects will materially and adversely affect our business, results of operations and financial condition. Even if we add reserves through our exploration activities, our reserves will decline as they are produced. We will be constantly challenged to add new reserves through further exploration or further development of our existing properties. There can be no assurance that our exploration and development activities will be successful in adding new reserves. If we fail to replace reserves, our level of production and cash flows will be adversely impacted.

         THE SELECTION OF OIL AND GAS PROJECTS INVOLVES NUMEROUS RISKS UNRELATED TO THE PRESENCE OR ABSENCE OF RECOVERABLE RESERVES RELATING TO THE PROJECT.

         Even though we intend to perform a review (that we believe is consistent with industry practices) of each project we decide to pursue, reviews of this nature are often limited in scope. Moreover, these reviews may not reveal all existing or potential problems nor will they permit us to become sufficiently familiar with the related properties to fully assess their deficiencies and capabilities. In addition, inspections may not always be performed on every platform or well, and structural or environmental problems may not be observable even when an inspection is undertaken. Even when problems are identified, the seller or lessor may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are generally not entitled to contractual indemnification for environmental liabilities, and we may be required to pursue many projects on an "as is" basis. Accordingly, we may be required to make significant expenditures to cure environmental contamination relating to acquired properties. If we are unable to remedy or cure any title defect or potential environmental problem of a nature such that drilling operations on the property would not be prudent, we could suffer a loss of our entire investment in the property.

         WE ARE CURRENTLY FOCUSING OUR OPERATIONAL EFFORTS IN ONLY ONE GEOGRAPHICAL AREA, AND OUR CURRENT LACK OF GREATER DIVERSIFICATION ENTAILS CONSIDERABLE RISKS.

         Currently, all of our oil and gas interests lie in the Barnett Shale play located in the State of Texas, although we may in the future own or lease properties and operate in areas other than the Barnett Shale. At present, our success depends entirely upon our ability to locate and produce oil and gas on a profitable basis on and from our interests in the Barnett Shale. There can be no assurance that we will be able to do this, and that we will not encounter one or more problems arising from the particular geological characteristics of the Barnett Shale. Our current lack of diversification beyond the Barnett Shale may make our results of operations more volatile than they would be if we were seeking to develop interests in more than one area. For more information about the Barnett Shale, see "BUSINESS - Plan of Operation."

         OUR APPROACH TO TITLE ASSURANCE COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

         We intend to purchase additional working and revenue interests in oil and gas leasehold interests. The existence of a material title deficiency can render a lease worthless and can result in a large expense to our business. In some instances, we may forego the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of oil and gas lease brokers or landmen who perform the field work in examining records in the appropriate government office before attempting to place under lease a specific mineral interest. This is a customary practice in the oil and gas industry. Prior to the drilling of an oil or gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil or gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. In some instances, we, or the person or company acting as operator of the wells located on the properties that we intend to lease, may not obtain counsel to examine title to such spacing unit until the well is about to be drilled. As a result of such examinations, certain curative work may need to be performed to correct deficiencies in the marketability of the title, and such curative work will entail additional expense. The work might include obtaining affidavits of heirship or causing an estate to be administered. Occasionally, the examination made by the title lawyers reveals that the oil and gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and gas lease or leases is generally lost. If we were to lose the amount paid for any such oil and gas lease, such loss could materially and adversely affect our business. Since we do not intend to retain title lawyers in connection with our acquisitions, the risk of such losses in our operations is increased. We note, however, that management decided to obtain drill site, third party title assurance for the tract of land on which wells selected by management were drilled.

         DEVELOPMENT ACTIVITIES ON EVEN WELL-SELECTED PROJECTS MAY BE UNSUCCESSFUL FOR MANY REASONS, INCLUDING WEATHER, COST OVERRUNS, EQUIPMENT SHORTAGES AND MECHANICAL DIFFICULTIES.

         The selection of attractive oil and gas projects does not ensure success. The development of oil and gas projects involves a variety of operating risks, including:

         *        Fires;
         *        Explosions;
         *        Blow-outs and surface cratering;
         *        Uncontrollable flows of natural gas, oil and formation water;
         * Natural disasters, such as hurricanes and other adverse weather conditions;
         *        Pipe, cement, subsea well or pipeline failures;
         *        Casing collapses;
         *        Mechanical failure of drilling equipment;
         *        Complete loss of the well bores;
         *        Ineffective hydraulic fracs;
         *        Embedded oil field drilling and service tools;
         *        Abnormally pressured formations; and
         * Environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations and which could lead to significant cost overruns and substantial losses.

         We could also incur significant cost overruns and substantial losses as a result of:

         * Injury or loss of life;
         * Severe damage to and destruction of property, natural resources and equipment;
         * Pollution and other environmental damage;
         * Clean-up responsibilities;
         * Regulatory investigations and penalties;
         * Suspension of our operations; and
         * Repairs to resume operations.

These conditions may cause substantial damage to facilities, interrupt production and reduce proved reserves. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for development or property acquisitions, or result in loss of equipment and properties.

         Presently, we maintain insurance in accordance with prevailing industry practices against the types of risks, losses and liabilities that customarily arise out of oil and gas exploration and production activities. Nevertheless, our operators' insurance may prove inadequate. Moreover, we may in the future cease insurance for some risks if we believe the cost of available insurance is excessive relative to the risks presented. In addition, some risks may not be fully insurable if insurable at all. Our insurance will probably never cover all potential claims or may not adequately indemnify us for all liabilities to which we will be exposed. Any liability or legal defense expenses not covered by insurance or exceeding our insurance coverage could materially and adversely affect our business, operating results and financial condition. Moreover, we do not currently carry business interruption insurance.

         Finally, the successful drilling of an oil or gas well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic.


         WE WILL RELY ON A NUMBER OF THIRD PARTIES, AND SUCH RELIANCE EXPOSES US TO A NUMBER OF RISKS.

            Our operations will depend on a number of third parties. We will have limited control over these third parties. We will probably not have long-term agreements with many of them. We may rely upon various companies to assist us in identifying desirable gas and oil prospects to acquire and provide us with technical assistance and services. We also may rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. In addition, we intend to rely upon the owners and operators of oil rigs and drilling equipment, and upon providers of oilfield services, to drill and develop our prospects to production. Moreover, if any of our wells proves to hold commercially producible gas, we will have to rely on third party gathering or pipeline facilities to transport and purchase our production. Overall, our inability to maintain satisfactory relationships with the requisite third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of services they provide at a satisfactory standard, could materially and adversely affect our business, results of operations and financial condition.

         THE UNAVAILABILITY OR HIGH COST OF DRILLING RIGS, EQUIPMENT, SUPPLIES, PERSONNEL AND OILFIELD SERVICES COULD MATERIALLY AND ADVERSELY AFFECT US.

         Either shortages or increases in the cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations, which could materially and adversely affect our business, financial condition and results of operations. Drilling activity in the area of our activities is extremely high. Increased drilling activity could decrease the availability of rigs and oilfield services. As a further result of the increased drilling activity, associated costs (including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry) could increase as well. These costs may increase further, and necessary equipment and services may not be available to us at economical prices.

         WE MAY INCUR SUBSTANTIAL IMPAIRMENT WRITEDOWNS IN THE FUTURE.

         For properties on which we establish proved oil and gas reserves, we will review such properties for impairment when circumstances suggest there is a need for such a review. For each property determined to be impaired, we will recognize an impairment loss equal to the difference between the carrying value and the fair value of the property on our balance sheet. Fair value is estimated to be the present value of expected future net cash flows computed by applying estimated future oil and gas prices (as determined by management) to the estimated future production of oil and gas reserves over the economic life of a property. Future cash flows are based upon an independent engineer's estimate of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling. If oil and gas prices decrease or if the recoverable reserves on a property are revised downward, we may be required to record impairment writedowns, which would result in a negative impact to our financial position. We also may be required to record impairment writedowns with respect to properties lacking economic access to markets, and we will be required to record impairment writedowns with regard to leases that expire, which could also in either case result in a negative impact to our financial position.

         OUR HEDGING DECISIONS MAY IMPACT OUR POTENTIAL GAINS FROM CHANGES IN COMMODITY PRICES AND MAY RESULT IN LOSSES.

         To reduce our exposure to fluctuations in the prices of oil and gas, we recently began a hedging program with respect to our expected production. Hedging arrangements expose us to the risk of financial loss in some circumstances, including the following:

         *        Production is less than expected;
         * The other party to the hedging contract defaults on its contract obligations;
         * We could be required to post additional cash to cover margin requirements, which could materially and adversely affect our liquidity;
         * We could be unable to meet additional margin requirements, which could result in the closing of our positions thereby leading to a financial loss as well as the possible loss of the anticipated benefits of the related hedging transactions; and
         * There is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

         Furthermore, we granted a security interest in certain of our properties to secure certain of our hedging arrangements. This security arrangement subjects us to the risk of a forfeiture of the property securing the hedging arrangements. Moreover, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and gas.

         WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, WHICH CAN MATERIALLY AND ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

         Development, production and sale of oil and gas are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other government regulations. Matters subject to regulation include:

         * Discharge permits for drilling operations;
         * Bonds for ownership, development and production of oil and gas properties;
         * Reports concerning operations;
         * Taxation; and
         * The manner and amount of production from oil and gas properties.

         Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

         OUR COMPETITORS MAY HAVE GREATER RESOURCES, WHICH COULD ENABLE THEM TO PAY A HIGHER PRICE FOR PROPERTIES AND TO BETTER WITHSTAND PERIODS OF LOW MARKET PRICES FOR OIL AND NATURAL GAS.

         The petroleum and natural gas industry is intensely competitive, and we compete with other companies that have substantially larger financial resources, operations, staffs and facilities. Many of these companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market oil and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low hydrocarbon market prices. Moreover, we believe that larger competitors have better access to equipment and services than we do (especially in the current tight market), and such competitors are able to obtain more favorable prices than we can for such equipment and services. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. For more information regarding the competition to which we will be exposed, see "BUSINESS
- Competition."

                        Risks Related to our Common Stock

         OUR AUTHORIZED PREFERRED STOCK EXPOSES HOLDERS OF OUR COMMON STOCK TO CERTAIN RISKS.

         Our Restated Articles of Incorporation, as amended, authorize the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. The authorized but unissued preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. As of June 16, 2006, no shares of preferred stock had been issued.

         WE HAVE CERTAIN OBLIGATIONS AND THE GENERAL ABILITY TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCES MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

         We have various obligations and the ability to issue additional shares of common stock in the future. For example, we expect to issue up to 2.5 million shares as additional consideration in connection with our acquisition of all of the outstanding equity interests in EBS Oil and Gas Partners Production Company, L.P. and its affiliates ("EBS"). This additional consideration will be issued for reserves subsequently established with respect to certain EBS wells that were in various stages of development as of January 30, 2006 but that did not have production sustained for a sufficient period of time to permit an independent engineer to estimate proved reserves. Our obligations to issue stock also include outstanding warrants to purchase approximately 1,225,500 registered shares of common stock as of June 20, 2006. These warrants permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these warrants would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these warrants may be adversely affected because of such potential dilution. We are also obligated to issue up to 720,000 shares to two key members of management upon the occurrence of certain events. These obligations are described in "EXECUTIVE COMPENSATION - Compensation and Change in Control Agreements with Key Personnel." Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with our common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. For future issuances of shares and grants of options, our Board of Directors will determine the timing and size of the issuances and grants and the consideration or services required therefor. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance or grant. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.

         SALES OF LARGE QUANTITIES OF OUR COMMON STOCK COULD REDUCE THE PRICE OF OUR COMMON STOCK.

         Any sales of large quantities of shares of our common stock could reduce the price of our common stock. The holders of the shares covered by this Prospectus may offer to sell such shares at any price and at any time determined by them without limitation. Moreover, in January 2005, we registered the sale by stockholders of 17,772,077 shares of our common stock. The holders of the shares covered by this Prospectus or registered in January 2005 may offer to sell such shares at any price and at any time determined by them without limitation. If holders sell large quantities of shares of our common stock, our common stock price may decrease and the public market for our common stock may otherwise be adversely affected because of the additional shares available in the market.

         OUR COMMON STOCK HAS EXPERIENCED LIMITED TRADING.

         Since June 20, 2005, our common stock has been listed and traded on the American Stock Exchange. Prior to that time, our common stock was traded in the over-the-counter market on the OTC Electronic Bulletin Board. Occasionally, the volume of trading in our common stock has been light, and the prices and volumes at which our common stock has traded have fluctuated fairly widely on a percentage basis. There can be no assurance as to the prices at which our common stock will trade in the future. Until shares of our common stock become more broadly held and orderly markets develop, and even thereafter, the price of our common stock may fluctuate significantly. The price for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

         *  The depth and liquidity of the markets for our common stock;
         *  Investor perception of us and the industry in which we participate;
         *  General economic and market conditions;
         *  Responses to quarter-to-quarter variations in operating results;
         *  Failure to meet securities analysts' estimates;
         *  Changes in financial estimates by securities analysts;
         *  Conditions, trends or announcements in the oil and gas industry;
         * Announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;
         *  Additions or departures of key personnel;
         *  Sales of our common stock;
         * Accounting pronouncements or changes in accounting rules that affect our financial statements; and
         * Other factors and events beyond our control.

         The market price of our common stock could experience significant fluctuations unrelated to our operating performance. As a result, a stockholder (due to personal circumstances) may be required to sell such stockholder's shares of our common stock at a time when our stock price is depressed due to fluctuations, possibly based on factors beyond our control.

                                 USE OF PROCEEDS

         The selling stockholders will sell the shares offered hereby from time to time at their discretion, and the Company will not receive any proceeds from the sale of these shares.

                                 DIVIDEND POLICY

         The Company has paid no cash dividends on its Common Stock and the Company presently intends to retain earnings to service debt obligations and finance the expansion of its business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                           PRICE RANGE OF COMMON STOCK

         The Company's common is listed and trades on the American Stock Exchange under the symbol "WHT." The following table sets forth the high and low reported closing prices for the Company's Common Stock for the eight most recently completed quarters as of the date of this prospectus. Such quotations represent interdealer prices, without retail markup, markdown or commission, and do not necessarily represent the price of actual transactions for the fiscal quarters indicated.

                                                HIGH                    LOW

                  2006

                  First Quarter                  $3.98                  $2.94

                  2005

                  Fourth Quarter                 $4.30                  $3.30
                  Third Quarter                   4.10                   3.35
                  Second Quarter                  4.65                   3.53
                  First Quarter                   5.50                   3.05

                  2004

                  Fourth Quarter                 $4.75                   $2.74
                  Third Quarter                   3.20                    2.70
                  Second Quarter                  3.40                    1.25

As of June 16, 2006, the Company had 211 holders of record. Management believes that the Company has approximately 1,000 beneficial holders of its stock, although the exact number of these holders cannot be determined.

                                    BUSINESS

                                     General

         Westside Energy Corporation, f/n/a "Eventemp Corporation" (the "Company"), was incorporated on November 30, 1995 under the laws of the State of Nevada. In February 2004, the Company decided to focus its efforts on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. The Company is focusing its efforts initially in the State of Texas. For several years prior to February 2004, the Company had been dormant from a business perspective. The Company's major emphasis is participation in the oil and gas segment, acquiring interests in producing oil and gas properties and participating in drilling operations. The Company's principal products are crude oil and natural gas. The Company is engaged in a broad range of activities associated with the oil and gas business in an effort to develop oil and gas reserves. With the assistance of the Company's management, independent contractors retained from time to time by the Company, and, to a lesser extent, unsolicited submissions, the Company intends to identify prospects that it believes are suitable for acquisition and drilling.

         When the Company acquires an interest in acreage on which exploration or development drilling is planned, the Company will assess the relative potential and risks of each prospect and determine the degree to which the Company will participate in exploration or development drilling. In the right circumstances, the Company will assume the entire risk of the acquisition and drilling. On the other hand, the Company may determine that it will be more beneficial to invite industry participants to share the risk and the reward of the prospect by financing some or all of the costs of drilling contemplated wells. In such cases, the Company may retain a carried working interest, a reversionary interest, or may be required to finance all or a portion of the Company's proportional interest in the prospect. Although this approach will reduce the Company's potential return should the drilling operations prove successful, it will also reduce the Company's risk and financial commitment to a particular prospect.

         Conversely, the Company may from time to time participate in drilling prospects offered by other persons if the Company believes that the potential benefit from the drilling operations outweighs the risk and the cost of the proposed operations. This approach will allow the Company to diversify into a larger number of prospects at a lower cost per prospect, but these operations (commonly known as "farm-ins") are generally more expensive than operations where the Company offers the participation to others (known as "farm-outs").

         In addition to its exploration and drilling activities, the Company expects that it will attempt to accumulate additional oil and gas reserves through the purchase of existing reserves from others. In this connection, the Company may initiate workovers, recompletions, development drilling, secondary and tertiary recovery operations and other production enhancement techniques to maximize current production and the ultimate recovery of reserves acquired or developed.

         There can be no assurance that the Company will be successful in its exploratory and production activities. The oil and gas business involves numerous risks. See "RISK FACTORS" below.

                                 EBS Acquisition

         On November 30, 2005, the Company announced that it had entered into a binding purchase and sale agreement (the "Acquisition Agreement") with Kelly K. Buster, James I. Staley, Enexco, Inc., the Class B Limited Partners of EBS, and EBS Oil & Gas Partners Production GP, LLC (separately a "Seller" and collectively the "Sellers"), pursuant to which the Company agreed to purchase from the Sellers, and the Sellers agreed to sell to the Company, all of the outstanding equity interests (the "Equity Interests") in EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS"). EBS was a privately held entity engaged in the drilling and completion of wells on various oil and gas leases covering lands located primarily in Cooke, Montague, and Wise Counties, Texas. The acquisition of the Equity Interests (the "Transaction") was consummated on March 15, 2006, with the effective time (the "Effective Time") of the Transaction being October 1, 2005.

         The acquired EBS assets consist (in part) of rights in approximately 9,837 gross acres. EBS had drilled and operated 30 wells (gross) located primarily in the Barnett Shale. EBS owned varying working interests in wells operated by third parties. In addition, EBS owned an approximately one-sixth interest in Tri-County Gathering, a pipeline system (operated by Cimmarron Gathering, LLP) that was the primary transporter of gas sold by EBS in the Barnett Shale area. This pipeline is comprised of approximately 14 miles of gathering lines and three compression stations with approximately 2,500 horsepower of compression with pipeline capacity of approximately 20 million cubic feet per day.

         The purchase price for the Equity Interests consisted of an initial purchase price paid at closing (the "Initial Purchase Price") and additional consideration to be paid after closing (the "Additional Consideration"). The Initial Purchase Price was set at $9,804,839, subject to certain adjustments. The adjustments included a reduction in the Initial Purchase Price for all debt owed by EBS, including (a) indebtedness in the approximate amount of $5.85 million owed by EBS to the Company, and (b) indebtedness in the approximate amount of $1.6 million owed by EBS to a third party (the "Third Party Loan") (the Third Party Loan was paid off in its entirety in connection with the closing of the Transaction). After making adjustments, the Company paid in cash at the closing approximately $151,000 to the Class B partners of EBS and an EBS payable in the amount of approximately $294,000, and the Company received a credit in the approximate amount of $1.7 million against the future payment of the Additional Consideration discussed below. Funding for the cash paid at the closing and the retirement of the Third Party Loan was provided from the Company's available cash and by GasRock Capital LLC ("GasRock") pursuant to an Advancing Term Credit Agreement (the "Credit Agreement") discussed below. Funding for the cash portion of the Additional Consideration will be provided by GasRock pursuant to the Credit Agreement.

         The amount of Additional Consideration will be based on certain EBS wells (the "CVR Wells") that were in various stages of development as of the date of the Acquisition Agreement but that did not have production sustained for a sufficient period of time to permit a third party engineering report to establish proved reserves. The amount of Additional Consideration will depend upon the amount of "Proved Reserves" (as such term is used in the definitions promulgated by the Society of Petroleum Engineers and the World Petroleum Council) that the CVR Wells are determined by Netherland, Sewell & Associates, Inc., a third party engineering firm, to have after the closing of the Transaction. The determination of the amount of the Additional Consideration will take place on several occasions after the closing of the Transaction.

         Other than as described in the remainder of this paragraph, prior to the consummation of the Transaction, there were no material relationships between (a) (i) EBS and its officers, directors, affiliates, associates or shareholders, or (ii) GasRock and its officers, managers, affiliates, associates or members, on the one hand, and (b) the officers, directors, affiliates, associates or stockholders of the Company, on the other hand. On April 18, 2005, the Company entered into an agreement (the "EBS Loan Agreement") with EBS whereby the Company made available to EBS, on a revolving basis, funds (in the Company's discretion) of up to a maximum sum of $1,000,000 outstanding at any given time to enable EBS to cover costs in connection with its acquisition of oil and gas leases. In consideration of the Company providing this financing, the Company received (a) an interest in each lease with respect to which amounts were advanced, the type and amount of the interest depending on the size of the net revenue interest of the leasehold interest owners in the related lease, and
(b) an option to acquire an undivided interest (up to 25% without EBS's consent) in each lease with respect to which amounts are advanced. Prior to the closing of the Transaction, 3,985 gross acres had been acquired under the EBS Loan Agreement, and EBS owed an outstanding balance to the Company under the EBS Loan Agreement of $433,359. Moreover, prior to the closing of the Transaction, the Company had paid to participate in the drilling of nine wells and received interests in these nine wells pursuant to the EBS Loan Agreement. Moreover, in connection with the execution of the Acquisition Agreement, the Company purchased from a group of private investors their rights as lenders in certain outstanding Partnership Debt (referred to hereinafter as the "Purchased Partnership Debt) owed by EBS to such group. The outstanding balance of, and the purchase price paid by the Company for, the Purchased Partnership Debt was $3.85 million. The Purchased Partnership Debt is secured by subordinate liens on and security interests in substantially all of EBS's assets. The Purchased Partnership Debt accrues interest at the rate of 12% per annum, and (as amended) will become due and payable in approximately five years. During December 2005 and January 2006, the Company made several additional loans to EBS increasing the outstanding indebtedness by an additional $2.0 million. The documentation governing the Purchased Partnership Debt was amended to cover these additional loaned amounts as if they were part of the original Purchased Partnership Debt. Accordingly, the additional loaned amounts accrue interest, are secured, and mature in the same manner as the original Purchased Partnership Debt.

                                Plan of Operation

         Currently, the Company's primary area of interest is the Barnett Shale play, which is located in the north central part of the state of Texas. Houston-based Mitchell Energy made the first economic completion in the Barnett Shale in the early 1980's. The Barnett Shale is considered a world-class, unconventional, blanket gas reservoir. At current gas prices, wells drilled in this area are regarded as low-risk, high-reward opportunities due to their expected long-term production profiles. Once focused largely in Denton and Wise counties, expansion has occurred into several other counties. Productive characteristics vary widely across the Barnett Shale play, reflecting the geologic variability of the formation itself. These characteristics and their variability present significant operational challenges to the establishment of sufficient recovery efficiency. However, highly detailed reservoir characterization studies and more refined drilling, completion, and fracturing practices have improved well deliverability and economics.

         The Company's plan of operation involves drilling and testing wells on the Company's currently leased acreage in the Barnett Shale (including that acreage acquired in connection with the EBS acquisition discussed herein) to prove reserves, complete promising test wells, extract the oil and gas that the Company finds, and deliver them to market. The Company believes that this acreage is sufficient for a sustained drilling program well into the future. The Company is also in the process of acquiring rights in additional acreage.

         Based on current prices for materials and services, the Company anticipates that each vertical well in its targeted area will cost between $550,000 and $1.6 million to drill, test and complete and that each horizontal well in its targeted area will cost between $750,000 and $3.0 million to drill, test and complete, with the costs highly dependent upon the drilling depth and horizontal length of a particular well. The Company's anticipated costs of drilling operations are based on estimates obtained from third-party service providers. However, the actual costs of such operations may be more or less than the estimates contained herein, and the drilling of each well is subject to the risk of cost overruns. See "RISK FACTORS - DEVELOPMENT ACTIVITIES ON EVEN WELL-SELECTED PROJECTS MAY BE UNSUCCESSFUL FOR MANY REASONS, INCLUDING WEATHER, COST OVERRUNS, EQUIPMENT SHORTAGES AND MECHANICAL DIFFICULTIES. If actual costs of operations exceed the Company's estimates to any significant degree, the Company may require additional funding to achieve its objectives.

         Before committing substantial resources, including obtaining necessary permits and preparing for drilling on any particular leased property, the Company plans to complete its due diligence on the leased properties. However, the Company may not in some instances incur the additional expense of retaining lawyers to examine the title to the Company's mineral interests. This practice could expose the Company to certain risks, which are described in "RISK FACTORS
- OUR APPROACH TO TITLE ASSURANCE COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS." Management decided to obtain drill site, third party title assurance for the tract of land on which wells selected by management were drilled.

         The Company will select future drill sites based on a variety of factors, including information gathered from historical records, drill logs and third party contract drillers, proximity to existing pipelines, ease of access for drilling equipment, seismic data, the presence of oil and natural gas production in the immediate vicinity, and consultations with the Company's geologist, geophysicist, operators, drillers and frac companies. As a portion of this research information has already been obtained, the Company believes that the future additional cost of identifying drill sites will be low relative to other costs. With the exception of the evaluation of the geological formations that the Company encounters during the drilling process, the cost of which has been factored into the Company's estimated drilling costs, the Company does not anticipate requiring significant product research except possibly seismic data and results of third party drilling.

         Historically, once the Company had identified a proposed drill site, it engaged the services of a third party operator licensed to operate oil and gas wells in the State of Texas. With the acquisition of all of the outstanding equity interests in EBS Oil and Gas Partners Production Company, L.P. and its affiliates, the Company has attained licensed operator status, and no longer expects to use the services of third party operators. As the operator of a well, the Company will be responsible for

         * Permitting the well and obtaining permission from state authorities relative to spacing requirements and any other state and federal environmental clearances required at the commencement of the permitting process;
         * Formulating and delivering to all working interest owners an operating agreement establishing each participant's rights and obligations in that particular well;
         * Hiring the driller, frac company, construction contractor and other third parties to provide services for all aspects of the drilling operation, except for geological services, supervising their efforts, and actually drilling the well to the target zone;
         * If the well is successful, completing the well and connecting it to the most appropriate transmission facility for the hydrocarbons produced;
         * Serving as the caretaker of the well once production has commenced, and as such, paying bills related to the well, billing working interest owners for their proportionate expenses in drilling and completing the well, and selling the production from the well;
         * Unless each interest owner sells its production separately, collecting purchase payments from the purchaser of the production, and, once a division order has been established and confirmed by the interest owners, issuing checks monthly to each interest owner in accordance with its appropriate interest; and
         * Maintaining the well and the wellhead site during the entire term of production or until such time as a replacement operator has been hired.

         Each well will be drilled and tested individually. If commercially producible amounts of oil or gas are present, the well will be completed and facilities installed to connect to gathering or pipeline facilities. Completed wells that are producing and connected to distribution pipelines will begin generating revenues as soon as they begin flowing although actual funds for the sale of production may be delayed and not be received until 30 days after the end of the month of sale or even longer. For wells with successful productions tests, the Company may need to install necessary infrastructure to permit delivery of the Company's gas from the wellhead to a major pipeline. The Company has identified the locations of all major gathering and other facilities currently installed in the general vicinity of the Company's target area and has initiated contacts with the owners of these facilities to ascertain their specific requirements with respect to transporting the Company's gas to pipelines for transmission, including expected production volumes, gas quality, and connection costs. Management believes that these pipelines usually purchase all available gas that is in the vicinity of their systems. However, some of the owners of these pipelines produce their own gas, which they also transport along with other third-party gas such as that the Company intends to produce. Most of the pipelines in the area of the Company's current oil and gas interests are not required by law to transport any gas that the Company may produce. As a result, if pipelines in the area reach capacity, any productive natural gas well developed by the Company could be "shut-in" because of a lack of available natural gas pipeline capacity.

         The cost of installing appropriate infrastructure to deliver the Company's gas to a pipeline or gatherer will vary depending upon the distance the gas must travel from the wellhead to the pipeline tap, tap fees, and whether the gas first must be treated to meet the purchasing company's quality standards. To minimize the costs of transporting gas to existing pipelines, the Company intends to drill as close to existing pipelines as practicable. However, ultimate connection costs cannot be accurately predicted at this time.

         If the Company is successful in its drilling activities, the Company expects to continue with the subsequent development of its current properties and additional properties it may acquire. The continuation of the Company's plan of operation depends on the successful drilling and operation of additional wells that produce commercial quantities of oil and gas and generate significant positive cash flow. The Company intends to lease additional available land to the extent that it believes such land will further the Company's oil and gas oriented value creation activities. Such leases could be in the Barnett Shale, other regions in Texas, or in areas outside of the state of Texas.

                                   Properties

         As of June 1, 2006, the Company had acquired a total leased acreage position of 73,925 gross acres and 65,989 net acres in various Texas counties in the Barnett Shale, including Denton, Cooke, Montague, Wise, Hill, Ellis, Hamilton, Comanche, Coryell, Lampasas, Mills and Shelby Counties.. As of June 1, 2006, all of this acreage (other than 2,740 gross acres and 668 net acres) is "undeveloped acreage," which the U.S. Securities and Exchange Commission (the "Commission") defines as "lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves." Of the Company's acreage, 2,740 gross acres and 668 net acres are regarded as "developed" acreage. The Company completed four producing wells during fiscal 2005; the Company completed one well during fiscal 2004, the first year of the Company's oil and gas exploration and production activities. The Company has yet to drill a well determined to be dry. Moreover, during fiscal 2005, the Company finished the drilling of an additional seven wells, and these wells are currently awaiting completion. For additional information regarding these wells, see the table captioned "STATUS OF SIGNIFICANT WELLS AS OF JUNE 1, 2006" below. A report prepared by LaRoche Petroleum Consultants, Ltd. ("LaRoche") indicated that the Company's wells (which does not include any assets acquired in connection with the EBS acquisition) had as of December 31, 2005 net reserves of 96,406 barrels of oil and 1,463,699 MCF of natural gas, and total future net revenue of $12,786,199, which had a then present worth at 10% of $6,403,861. The oil price used in computing the preceding revenue figures was based on a December 31, 2005, West Texas Intermediate posted price of $57.75 per barrel, adjusted for gravity, crude quality, transportation fees, and a regional price differential. The gas price used in computing the preceding revenue figures was based on a December 31, 2005, Henry Hub physical price of $10.08 per MMBTU, adjusted for energy content, transportation fees, and a regional price differential. Lease and well operating costs were held constant in accordance with Commission guidelines. In the fall of 2004, the Company entered into a standard gas sales agreement with Targa Resources, Inc. pursuant to which Targa Resources agreed to purchase from the Company all gas production that is realized from the approximately 352-acre tract upon which the Company's first three wells were drilled and future Company wells are expected to be drilled. The Company has entered into an agreement with Plains Marketing, LP to purchase all oil production from these wells.

         Moreover, the Company has completed its processing of a 4.3 square mile three-dimensional seismic survey that it acquired in northern Hill County over an area that includes a property leased by the Company. Based on this survey, the Company selected a site for the first well to be drilled on this property. As of June 1, 2006, the Company has permitted this well site, constructed the drill pad, and drilled a water supply well. Utilizing the foregoing three-dimensional seismic survey, the Company has also identified additional sites in northern Hill County to be drilled in due course. The Company cannot assure anyone that it will find any commercially producible amounts of oil or gas as a result of this drilling program.

         In February 2006, the Company entered into an agreement to lease a rig capable of drilling horizontal wells in the Barnett Shale at a contract rate of $17,400 per day. The agreement includes an option to extend the term of the agreement for an additional six months under the same terms and conditions.

         During fiscal 2005, the Company entered into an agreement (the "EBS Agreement") with EBS Oil and Gas Partners Production Company, L.P. ("EBS"), then a privately held entity that was subsequently acquired by the Company on March 15, 2006. Under the terms of the EBS Agreement, the Company made available to EBS, on a revolving basis, funds of up to a maximum sum of $1,000,000 outstanding at any given time. The funds were advanced to cover the costs incurred by EBS in connection with its acquisition of oil and gas leases. In consideration of the Company's providing this financing, the Company received varying interests or options to acquire interests in each lease with respect to which amounts are advanced. As of the end of fiscal 2005, 3,985 gross acres had been acquired under the EBS Agreement, and the Company had received interests in eight wells pursuant to the EBS Agreement. In addition, separate and apart from the EBS Agreement, the Company has acquired from EBS an interest in another well, the Smith No. 1. For additional information regarding these and other Company wells, see the table captioned "STATUS OF SIGNIFICANT WELLS AS OF JUNE 1, 2006" below.

         Effective July 1, 2004, the Company acquired from 3-R Production, Inc. oil and gas leases and interests in three low production wells, the Massey #1, the Dean #1 and the Cynthia Dale #1. The purchase price for these assets was $69,375. A total of 555 gross acres were held by these producing wells. In December 2005, the Company sold these 555 productive acres for aggregate sales proceeds of $300,000, together with 467 undeveloped acres, which were sold for aggregate additional sales proceeds of $173,100. Fees paid in connection with this sale totaled $25,550, leaving the Company with $447,550 in aggregate net sales proceeds from this sale.

         The following table gives certain information regarding the status of significant wells operated by the Company and in which the Company owns a significant interest:

                 STATUS OF SIGNIFICANT WELLS AS OF JUNE 1, 2006

     Well                Working Interest (1)                        Status

    1. Pruitt #1                75%                            Producing

    2. Pruitt #2-H              100%                           Producing

    3. Pruitt #3                100%                           Producing

    4. Pruitt #4                100%                           Drilling

    5. Kirby #1                  56%                           Producing

    6. Mitchell #1               59%                           Producing

    7. Elam #1                   73%                           Flowing
                                                               back

    8. Christian #1              56%                           Waiting on frac
                                                               and pipeline

    9. Smith #1                  47%                           Waiting on frac
                                                               and pipeline

   10. Summers #1                52%                           Flowing
                                                               back

   11. Nunneley #1               52%                           Flowing
                                                               back

   12. Whittington #1            49%                           Flowing
                                                               back

   13. Hawk Littell #1           42%                           Waiting on frac
                                                               and pipeline

   14. Arthur Littell #1         27%                           Waiting on frac
                                                               and pipeline

   15. Williams Estate #1        56%                           Flowing
                                                               back

   16. Lindley #1                20%                           Recompletion


(1) Includes working interests acquired in connection with the consummation of the EBS transaction on March 15, 2006.

                              Markets and Marketing

         The petroleum industry has generally been characterized by rising oil and natural gas commodity prices in recent years. Also, the industry has experienced increasing costs, particularly the cost of steel and higher drilling and well servicing rig rates. World oil prices have increased in response to political unrest and supply disruptions in Iraq, Venezuela, Nigeria and Iran, while North American gas prices have improved as supply and demand fundamentals have strengthened. Significant factors that will impact commodity prices in the near term include the final resolution of issues currently impacting Iraq and the Middle East in general, the extent to which members of the Organization of Petroleum Exporting Countries ("OPEC") and other oil exporting nations are able to continue to manage oil supply through export quotas and overall North American gas supply and demand fundamentals. Worldwide oil and North American gas prices currently remain favorable. However, the outlook for future commodity prices is uncertain.

         The Company does not expect to refine any of its production, although the Company may have to process some of its production to transport it or to meet the purchasing company's quality standards. Instead, the Company expects that all or nearly all of its production will be sold to a relatively small number of purchasers. Production from the Company's properties will be marketed consistent with industry practices. The availability of a ready market for the Company's production will depend upon a number of factors beyond the Company's control, including the availability of other domestic production, price, crude oil imports, natural gas imports, the proximity and capacity of oil and gas pipelines, and general fluctuations in supply and demand. Although the effect of these factors cannot be accurately predicted or anticipated, the Company does not anticipate any unusual difficulty in contracting to sell its production of oil and gas to purchasers and end-users at prevailing market prices and under arrangements that are usual and customary in the industry. However, there can be no assurance that market, economic and regulatory factors will not in the future materially and adversely affect the Company's ability to sell its production. The Company will strive to develop markets with end-users, local distribution companies, and natural gas brokers for gas produced from successful exploratory and development wells. The Company expects that most of the natural gas that the Company is able to find (if any) will be transported through gas gathering systems and gas pipelines that are not owned by the Company. The Company's current leased land is in fairly close proximity to gas pipelines suitable for carrying the Company's production. Transportation space on gas gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to the facilities or due to use by other gas shippers with priority transportation agreements or who own or control the relevant pipeline.. If transportation space is restricted or is unavailable, the Company's cash flow from the affected properties could be adversely affected. The Company expects that it will generally sell its crude oil and natural gas production pursuant to long-term sales contracts. The Company has currently entered into only a limited number of long-term sales contracts. However, the Company does not believe that it will have any difficulty in entering into additional long-term sales contracts for its production, although there can be no assurance in this regard. Moreover, in certain cases, a property with good potential for production may prove to lack adequate access to an existing pipeline or may lack the potential for connection to a new pipeline, such that the Company is not able to exploit the economic potential of the property. In such cases, the Company may be required to record impairment writedowns with respect to such property, which could result in a negative impact to our financial position. See "RISK FACTORS - WE MAY INCUR SUBSTANTIAL IMPAIRMENT WRITEDOWNS IN THE FUTURE."

         Sales prices for oil and gas production are negotiated based on factors normally considered in the industry, such as the spot price for gas or the posted price for oil, price regulations, regional price variations, distance from the well to the pipeline, well pressure, estimated reserves, commodity quality and prevailing supply conditions. Historically, prices of crude oil and natural gas have experienced high volatility. This high volatility is a result of ever changing perceptions throughout the industry centered on supply and demand. Although the Company cannot predict the occurrence of events that may affect oil and gas prices or the degree to which oil and gas prices will be affected, the prices for any oil or gas that the Company produces should be equivalent to prevailing market prices in the geographic region, and the Company will strive to obtain the best price in the area of its production. The Company's revenues, profitability and future growth will depend substantially on prevailing prices for crude oil and natural gas. Decreases in the prices of oil and gas would likely adversely affect the carrying value of any proved reserves that the Company is successful in establishing and the Company's prospects, revenues, profitability and cash flow.

                                   Competition

         The Company operates in the highly competitive areas of oil and gas exploration, development and production. The Company believes that the level of competition in these areas will continue into the future and may even intensify. In the areas of oil and gas exploration, development and production, competitive advantage is gained through superior capital investment decisions, technological innovation and costs management. The Company's competitors include major oil and gas companies, a large number of independent oil and gas companies, and numerous individuals. Competition focuses primarily on the acquisition of properties that appear attractive for the exploration for oil and gas. The principal competitive factors in the acquisition of oil and gas properties include the staff and data necessary to identify, investigate and purchase such properties and the financial resources necessary to acquire and develop them. The Company also will compete for the equipment and labor required to operate and to develop its properties. Most of the Company's competitors have substantially larger operating staffs and greater financial and other resources. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than the Company can, which would adversely affect the Company's competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than the Company can. In addition, most of the Company's competitors have been operating for a much longer time than the Company has and have demonstrated the ability to operate through a number of industry cycles. The Company's success in acquiring additional properties and discovering reserves in the future will depend upon its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. The effect of the intense competition that the Company will face cannot now be determined.

                                   Regulation

Oil and Gas Regulation

         The availability of a ready market for oil and gas production depends upon numerous factors beyond the Company's control. These factors include state and federal regulation of oil and gas production and transportation, as well as regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of oil and gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive gas well may be "shut-in" because of an over-supply of gas or lack of an available gas pipeline in the areas in which the Company may conduct operations. State and federal regulations are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, and control contamination of the environment. Pipelines and gas plants are also subject to the jurisdiction of various federal, state and local agencies which may affect the rates at which they are able to process or transport gas from the Company's properties.

         The Company's sales of natural gas will be affected by the availability, terms and costs of transportation. The rates, terms and conditions applicable to the interstate transportation of gas by pipelines are regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Acts ("NGA"), as well as under Section 311 of the Natural Gas Policy Act ("NGPA"). Since 1985, the FERC has implemented regulations intended to increase competition within the gas industry by making gas transportation more accessible to gas buyers and sellers on an open-access, non-discriminatory basis.

         The Company's sales of oil are also affected by the availability, terms and costs of transportation. The rates, terms, and conditions applicable to the interstate transportation of oil by pipelines are regulated by the FERC under the Interstate Commerce Act. FERC has implemented a simplified and generally applicable ratemaking methodology for interstate oil pipelines to fulfill the requirements of Title VIII of the Energy Policy Act of 1992 comprised of an indexing system to establish ceilings on interstate oil pipeline rates. The FERC has announced several important transportation-related policy statements and rule changes, including a statement of policy and final rule issued February 25, 2000 concerning alternatives to its traditional cost-of-service rate-making methodology to establish the rates interstate pipelines may charge for their services. The final rule revises FERC's pricing policy and current regulatory framework to improve the efficiency of the market and further enhance competition in natural gas markets.

         In the event the Company conducts operations on federal, state or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various nondiscrimination statutes, royalty and related valuation requirements, and certain of such operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management ("BLM") or Minerals Management Service ("MMS") or other appropriate federal or state agencies.

         The Mineral Leasing Act of 1920 ("Mineral Act") prohibits direct or indirect ownership of any interest in federal onshore oil and gas leases by a foreign citizen of a country that denies "similar or like privileges" to citizens of the United States. Such restrictions on citizens of a "non-reciprocal" country include ownership or holding or controlling stock in a corporation that holds a federal onshore oil and gas lease. If this restriction is violated, the corporation's lease can be canceled in a proceeding instituted by the United States Attorney General. Although the regulations of the BLM (which administers the Mineral Act) provide for agency designations of non-reciprocal countries, there are presently no such designations in effect. Certain holders of equity interests in the Company may be citizens of foreign countries, which at some time in the future might be determined to be non-reciprocal under the Mineral Act.

Environmental Regulation

          - General. The Company's activities will be subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. The Company anticipates that, absent the occurrence of an extraordinary event, compliance with existing federal, state and local laws, rules and regulations governing the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon the Company's operations, capital expenditures, earnings or competitive position. The Company's activities with respect to exploration, drilling and production from wells, natural gas facilities, including the operation and construction of pipelines, plants and other facilities for transporting, processing, treating or storing natural gas and other products, will be subject to stringent environmental regulation by state and federal authorities including the Environmental Protection Agency ("EPA"). Such regulation can increase the cost of such activities. In most instances, the regulatory requirements relate to water and air pollution control measures.

          - Waste Disposal. The Company currently leases properties that it will try to use for the production of oil and gas. Although the Company intends to utilize operating and disposal practices that are standard in the industry, hydrocarbons or other wastes may be released on or under the properties that the Company currently or now after owns or leases. State and federal laws applicable to oil and gas wastes and properties have become stricter. In the future, the Company could be required to remediate property, including ground water, containing or impacted by releases of hydrocarbons or other wastes or to perform remedial plugging operations to prevent future or mitigate existing contamination. The Company may generate wastes, including hazardous wastes that are subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA has limited the disposal options for certain wastes that are designated as hazardous under RCRA ("Hazardous Wastes"). Furthermore, it is possible that certain wastes generated by the Company's oil and gas operations that are currently exempt from treatment as Hazardous Wastes may in the future be designated as Hazardous Wastes, and therefore be subject to more rigorous and costly operating and disposal requirements.

          - Superfund. The federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances ("Hazardous Substances"). These classes of persons or potentially responsible parties ("PRP's") include the current and certain past owners and operators of a facility where there is or has been a release or threat of release of a Hazardous Substance and persons who disposed of or arranged for the disposal of the Hazardous Substances found at such a facility. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the PRP's the costs of such action. Although CERCLA generally exempts petroleum from the definition of Hazardous Substances in the course of the Company's operations, the Company may in the future generate wastes that fall within CERCLA's definition of Hazardous Substances. The Company may also in the future become an owner of facilities on which Hazardous Substances have been released by previous owners or operators. The Company may in the future be responsible under CERCLA for all or part of the costs to clean up facilities at which such substances have been released and for natural resource damages. The Company has not been named a PRP under CERCLA nor does the Company know of any prior owners or operators of the Company's current properties that are named as PRP's related to their ownership or operation of such property.

         - Air Emissions. The Company's operations will be subject to local, state and federal regulations for the control of emissions of air pollution. Major sources of air pollutants are subject to more stringent, federally imposed permitting requirements, including additional permits. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require the Company to forego construction, modification or operation of certain air emission sources, although the Company believes that in the latter cases the Company would have enough permitted or permittable capacity to continue the Company's operations without a material adverse effect on any particular producing field.

         - Clean Water Act. The Clean Water Act ("CWA") imposes restrictions and strict controls regarding the discharge of wastes, including produced waters and other oil and natural gas wastes, into waters of the United States, a term broadly defined. These controls have become more stringent over the years, and it is probable that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into federal waters. The CWA provides for civil, criminal and administrative penalties for unauthorized discharges of oil, hazardous substances and other pollutants. It imposes substantial potential liability for the costs of removal or remediation associated with discharges of oil or hazardous substances. State laws governing discharges to water also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or it derivatives, or other hazardous substances, into state waters. In addition, the EPA has promulgated regulations that may require the Company to obtain permits to discharge storm water runoff, including discharges associated with construction activities. In the event of an unauthorized discharge of wastes, the Company may be liable for penalties and costs.

         Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not materially and adversely impact the Company.

                                    Employees

         As of June 16, 2006, the Company had 15 employees, nine of whom became employees of the Company upon the completion of the EBS acquisition. The Company does not now foresee problems in hiring additional qualified employees to meet its labor needs.

                                   Facilities

          The Company's principal executive offices are located in Houston, Texas where the Company leases approximately 2,916 square feet under a lease that terminates in March 2008. The Company's operational office is located in Dallas, Texas where the Company leases approximately 4,993 square feet under a lease that terminates in February 28, 2008. Management further believes that additional space and any required alternative office space can be readily obtained if needed.

                                Legal Proceedings

         The Company is currently involved in several pending legal proceedings, two of which the Company assumed in connection with the EBS acquisition. The Company believes that each of the proceedings in which it is involved is routine and arose in the normal course of business. Moreover, the Company has indemnification agreements from the principals of EBS covering any loss that the Company may suffer in the future as a result of the assumed EBS proceedings. In the future, the Company may become involved in various legal proceedings from time to time, either as a plaintiff or as a defendant, and either in or outside the normal course of business. The Company is not now in a position to determine when (if ever) such a legal proceeding may arise. If the Company ever becomes involved in a legal proceeding, the Company's financial condition, operations, or cash flows could be materially and adversely affected, depending on the facts and circumstances relating to such proceeding.

                              Available Information

         The Company has filed with the Commission a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this prospectus is a part. This prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

         The Company has registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, the Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's reports can be inspected at, and copies downloaded from, the Commission's Web site.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report. In addition to historical information, the discussion in this report contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under "Risk Factors" and elsewhere in this report.

                   Critical Accounting Policies and Estimates

         Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company's financial condition and results of operations. We consider an accounting estimate or judgment to be critical if (1) it requires assumptions to be made that were uncertain at the time the estimate was made, and (2) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

                  We believe that the following significant accounting policies will be most critical to an evaluation of our future financial condition and results of operations.

Proved Oil and Natural Gas Reserves

            Proved reserves are defined by the SEC as the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. Valuations include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Prices do not include the effect of derivative instruments, if any, entered into by the Company.

            Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods. Additional oil and gas volumes expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing of a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

            Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on non-drilled acreage, or from existing wells where a relatively major expenditure is required for re-completion. Reserves on non-drilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other non-drilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

            Volumes of reserves are estimates that, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data as well as production performance data. There are numerous uncertainties in estimating crude oil and natural gas reserve quantities, projecting future production rates and projecting the timing of future development expenditures. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way. Estimates of independent engineers that we use may differ from those of other engineers. The accuracy of any reserve estimate is a function of the quantity and quality of available data and of engineering and geological interpretation and judgment. Accordingly, future estimates are subject to change as additional information becomes available.

Successful Efforts Accounting

            We utilize the successful efforts method to account for our crude oil and natural gas operations. Under this method of accounting, all costs associated with oil and gas lease acquisitions, successful exploratory wells and all development wells are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves and proved reserves on a field basis. Unproved leasehold costs are capitalized pending the results of exploration efforts. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charged to expense when incurred.

Impairment of Properties

            We review our proved properties for potential impairment at the lease level when management determines that events or circumstances indicate that the recorded carrying value of the properties may not be recoverable. Such events include a projection of future oil and natural gas reserves that will be produced from a lease, the timing of this future production, future costs to produce the oil and natural gas, and future inflation levels. If the carrying amount of an asset exceeds the sum of the undiscounted estimated future net cash flows, we recognize impairment expense equal to the difference between the carrying value and the fair market value of the asset, which is estimated to be the expected present value of future net cash flows from proved reserves, without the application of any estimate of risk. We cannot predict the amount of impairment charges that may be recorded in the future. Unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired.

Asset Retirement Obligations

            We are required to estimate the future costs of the retirement obligations of our producing oil and gas properties. Those abandonment costs, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors that may be difficult to predict.

Stock-Based Compensation

            Compensation expense has been recorded for common stock grants based on the fair value of the common stock on the measurement date. SFAS No 123R "Shared Based Payments" ("SFAS No. 123R") establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods and services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. SFAS No. 123R was effective for us as of the beginning of 2006 and has had no impact on our financial statements as the only stock-based compensation that we have previously issued is common stock grants, which are recorded at fair value.

Income Taxes

         We are subject to income and other related taxes in areas in which we operate. When recording income tax expense, certain estimates are required by management due to timing and the impact of future events on when we recognize income tax expenses and benefits. We will periodically evaluate our tax operating loss and other carry-forwards to determine whether we should recognize in our financial statements a gross deferred tax asset, as well as a related valuation allowance.

                              Results of Operations

    Quarter Ended March 31, 2006 Compared to the Quarter Ended March 31, 2005

            Financial results for the quarter ended March 31, 2006 are not directly comparable to financial results for the quarter ended March 31, 2005. During the quarter ended March 31, 2005, the Company had limited operations consisting of the Company's first operated well (the Lucille Pruett #1), which was completed during November 2004, and three marginal non-operated wells that were sold in the fourth quarter of 2005. By the start of the first quarter of 2006, the Company had greatly expanded its operations compared to the first quarter of 2005, and the completion of the EBS acquisition during the first quarter of 2006 greatly affected the financial results for that quarter compared to the financial results for the first quarter of 2005.

            Revenues from sales of oil and natural gas were $352,401 in the first quarter of 2006 as compared to $71,976 in the first quarter of 2005. This increase in revenues reflects the impact of higher sales volumes for both oil and gas, and higher oil sales prices. Oil sales volumes increased from an average of 2 to 27 barrels per day and average oil sales prices increased from $45.64 to $60.00 per barrel. Natural gas sales increased from an average of 112 to 466 thousand cubic feet (MCF) per day while average natural gas sales prices were approximately $5.60 per MCF for both periods.

            Operating expenses increased from $609,263 in the first quarter of 2005 to $1,867,797 for the first quarter of 2006. This significant increase reflects the impact on expenses of higher oil and gas sales volumes in the first quarter of 2006 and increases in staff post the first quarter of 2005 (in particular, the addition of a Chief Operating Officer and a Controller, as well as EBS staff who became employees upon the closing of the acquisition transaction in March, 2006). Production expenses were $250,268 in the first quarter of 2006 as compared to $8,661 in the first quarter of 2005, reflecting increased production operations activity associated with the approximately five fold increase in production volumes as well as higher oil and gas severance taxes due to both higher volumes and higher oil prices. General and administrative expenses increased from $364,270 in the first quarter of 2005 to $1,442,402 in the first quarter of 2006. $748,870 of this increase was the result of the expense recorded in the 2006 period for non-cash sign-on and performance common stock bonuses for the Company's Chief Operating Officer and Controller. These two positions were filled by new hires subsequent to the first quarter of 2005. The remaining $329,262 increase in general and administrative expenses reflects salaries for additional staff (both the two positions discussed above as well as other staff added as a result of acquiring EBS) and additional overhead costs resulting from a substantial increase in business support activities.

            Depreciation, depletion and amortization costs increased from $50,997 in the first quarter of 2005 to $175,062 in the first quarter of 2006 reflecting the impact of the substantial increase in volumes of oil and natural gas produced and sold and the expensing of capitalized costs on a units-of-production basis. Impairment of $185,335 was recorded in the first quarter of 2005. No charges for impairment were recorded in the first quarter of 2006.

            As a result of the above described revenues and expenses, the Company incurred an operating loss of $1,515,396 in the first quarter of 2006 as compared to an operating loss of $537,287 in the first quarter of 2005.

            Other income and expense items in the 2006 first quarter included $76,854 in interest income and $40,793 in interest expense. The 2005 first quarter results included $79,736 in interest income and had no interest expense.

         The Company incurred a net loss of $1,479,335, or $.07 per share, for the quarter ended March 31, 2006 as compared to a net loss of $457,551, or $.03 per share, for the quarter ended March 31, 2005.

    Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

         Financial results for the year ended December 31, 2005 are not comparable to financial results for the year ended December 31, 2004 as the Company had limited operations related to start-up activities throughout most of 2004. The Company's oil and gas operations commenced in earnest with the drilling of the Company's first operated well, the Lucille Pruett #1, which was completed during November 2004. 2004 production and revenues for this well were minimal. During the second half of 2004 and most of 2005, the Company also received minimal revenues and incurred limited expenses for three marginal non-operated wells that were sold in the fourth quarter of 2005. Late in 2005, the Company completed and commenced sales from three additional new wells, the Lucille Pruett #2H, Kirby #1 and Mitchell #1.

         Revenues from sales of oil and gas were $595,657 in 2005 as compared to $116,137 in 2004, reflecting a full year of production from the Lucille Pruett #1, initial sales late in 2005 from the three new wells and higher prices received for both oil and gas. Production expenses for 2005, including severance taxes, equaled $108,227 versus none recorded in 2004. The increased expenses reflect costs associated with more wells to operate and maintain and higher sales volumes. Exploration expenses of $360,170 in 2005 reflect the Company's share of three dimensional seismic survey costs for acquiring data over Hill County, Texas acreage leased by the Company. General and administrative expenses increased from $745,955 in 2004 to $1,782,184 in 2005 reflecting a full year of expanding business activities resulting in staff and services additions. Depreciation, depletion and amortization charges increased from $97,965 to $344,797 from 2004 to 2005, in line with the growth in production and revenues. Impairment charges of $636,278 were taken against three properties in 2005 versus charges of $268,962 taken against one property in 2004. As a result of the above revenues and expenses, 2005 operations incurred a loss of $2,635,999 as compared to a loss of $996,745 in 2004.

         Other income and expense items in 2005 included $359,490 in interest income on cash balances and the loan to EBS and $339,355 in income from the sale of the Company's interests in the three marginal wells discussed above and 467 undeveloped acres. Other expenses for 2004 netted to $40,014 with interest expense of $141,983 partially offset by interest income of $50,704 and other income from various items of $51,265.

         The Company incurred a net loss of $1,939,322, or $0.11 per share, for the year ended December 31, 2005 as compared to a net loss of $1,036,759, or $0.18 per share, for the year ended December 31, 2004.

                         Liquidity and Capital Resources

            From the time that the Company changed its business focus to oil and gas activities in February 2004 through the beginning of November 2004, the Company financed its business through a series of financings that could be regarded as involving "seed" capital or bridge financing. These financings were undertaken to sustain the Company until it could raise additional long-term capital. Many of these financings were funded in whole or in part by members of the Company's management, either directly or through entities controlled by them. The most significant of the "seed" capital and bridge financings included
(a) a total of $1.11 million in debt financing, all of which has either been repaid or converted into equity, and (b) a private placement of 385,500 units comprised of two shares of the Company's common stock and a warrant to purchase one share of the Company's common stock that raised $771,000.

            Since November 2004, the Company has undertaken two larger private placements. On November 2, 2004, the Company completed the private placement of an aggregate of 10,000,000 shares of its common stock, $.01 par value, at a price of $2.00 per share. The cash offering resulted in $20 million in gross proceeds and approximately $18.5 million in net proceeds to the Company after deducting placement-related costs. The shares were issued to a total of 50 investors, all of whom were accredited. On January 9, 2006, the Company completed the private placement of an aggregate of 3,278,000 shares of its common stock at a price of $3.15 per share. This cash offering resulted in $10,325,700 in gross proceeds and approximately $9.5 million in net proceeds to the Company after deducting placement-related costs. The shares were issued to a total of 27 investors, all of whom were accredited.

            On March 15, 2006, the Company, as borrower, entered into a $45 million three-year Advancing Term Credit Agreement (the "Credit Agreement") with GasRock Capital LLC ("GasRock"), as lender. The Credit Agreement provides the terms under which GasRock will make available to the Company a senior secured revolving credit facility in an aggregate amount of up to $45 million. Borrowings under the Credit Agreement may be used for the following purposes:

            1. Up to $9.5 million may be used for closing costs pertaining to the transaction, for approved drilling and for pipeline expansion.

            2. Up to $7.5 million may be used for the cash portion of an earn-out agreement entered into in connection with the Company's acquisition of all of the outstanding equity interests (the "Equity Interests") in EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS"), provided that any amount advanced for payment of the earn-out agreement will reduce dollar-for-dollar the amount available for the uses described in purpose 4 below.

            3. Up to $1.5 million may be used in certain circumstances for the Company's overhead.

            4. Up to an additional $34.0 million may be made available at later dates (subject to GasRock's approval) for additional exploitation of proved developed non-producing reserves, additional lender-approved drilling of new wells, lease acquisitions, pipeline expansion or seismic expenses.

In connection with the acquisition of the Equity Interests, the Company borrowed $5.3 million under the Credit Agreement for the payment of cash at closing, the retirement of a third party loan in the approximate amount of $1.6 million, the reimbursement of costs associated with previous drilling, and future development drilling.

         GasRock's commitments under the Credit Agreement will terminate on March 14, 2009, unless terminated earlier by the Company upon repayment of all outstanding amounts or by GasRock upon an event of default. To secure the Company's obligations under the Credit Agreement, the Company granted a security interest in all of its assets in favor of GasRock. Amounts outstanding under the Credit Agreement will bear interest at an annual rate equal to the greater of
(a) twelve percent (12.0%) or (b) the one-month London interbank offered rate (LIBOR), plus 6.50%. Eighty-five percent (85.0%) of monthly revenue from oil & gas production and commodity hedging, net of production operations related costs, will be applied to the repayment of the indebtedness under the Credit Agreement, subject to the limited ability of the Company to remit less than 85% and to retain more than 15% of monthly net revenue to cover the Company's overhead. The Company will also pay a facility fee equal to 2.0% of all advances, with the amount of such fee not paid at the time of the advance but added to the outstanding principal balance and amortized in accordance with the terms of the Credit Agreement. In consideration of GasRock providing the financing under the Credit Agreement, GasRock will receive a one percent (1.0%) overriding royalty interest (proportionately reduced to the Company's interest) in each producing well and lease within the Company as of the date of the execution of the Credit Agreement. GasRock will also receive a one percent (1.0%) overriding royalty interest (proportionately reduced to the Company's interest) in each producing well, each lease and any related unit (as defined in the Credit Agreement) acquired during the term of the Credit Agreement if the Company uses advances under the Credit Agreement to acquire same. GasRock will also receive a one and one-half percent (1.5%) overriding royalty interest (proportionately reduced to the Company's interest) in each well and related unit (as defined in the Credit Agreement) if the Company uses advances under the Credit Agreement to develop same. The Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants (including a maximum leverage ratio), and customary events of default.

         In addition to the security interest in favor of GasRock, the Credit Agreement requires hedging for a substantial portion of the Company's reserves. As of the end of the first quarter of 2006, the Company had entered into swap contracts covering 75% of the projected production from the Company's proved, developed, producing reserves estimated as of December 31, 2005 based on a report prepared by LaRoche Petroleum Consultants, Ltd., a third party engineering firm. The prices for the swap contracts were $8.05 per MMBTU for natural gas and $66.15 per barrel for crude oil.

         As of March 31, 2006, the Company had cash, cash equivalents and marketable securities totaling $9.1 million. Accounts receivable were also $9.1 million. Total current assets of $18.4 million exceeded total current liabilities by $1.5 million. Of the $45.0 million available to Westside under the Credit Agreement, $39.7 million of the facility remained undrawn as of the end of the 2006 first quarter.

          Management believes that the Company will have sufficient funds available to pursue its business plan for the next 12 months. The principal sources of these funds are expected to be the proceeds from the January 9, 2006 private placement of 3,278,000 shares, draws on the Credit Agreement, and the Company's anticipated cash flow from operations. Management's belief is predicated on the assumption that the Company's exploration efforts prove up reserves in accordance with management's expectations and that funds remain available under the Credit Agreement. There can be no assurance that either of these events will occur. If for any reason the Company fails to have sufficient funds from the preceding sources, it would be forced to identify alternative sources of capital or to modify its business plan. There can be no assurance that the Company would find such sources of capital. If required alternative financing is not available on acceptable terms, the Company would be forced to pursue a less ambitious plan, which could materially and adversely affect its business and financial condition.

         To conserve on cash, the Company may in the future issue shares in lieu of cash payments to employees and outside consultants, as it has done on a limited basis in the past. Moreover, the Company intends to occasionally seek other industry investors who are willing to participate in the Company's oil and gas activities. The Company expects to retain a promotional interest in these prospects, but generally the Company will fund a portion (and sometimes a significant portion) of the acquisition and drilling costs. Also, the Company may acquire interests in properties by issuing shares of its common stock.

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:

         Name                      Age        Positions

         Keith D. Spickelmier      44    Chairman of the Board

         Jimmy D. Wright           46    Director, President
                                         and Chief Operating Officer

         Douglas G. Manner         51    Director, Chief Executive Officer

         Craig S. Glick            46    Director and Chairman of the
                                         Audit Committee

         John T. Raymond           35    Director and Chairman of the
                                         Compensation Committee

         Herbert C. Williamson     57    Director and Chairman of the
                                         Nominating Committee

         Sean J. Austin            54    Vice President and
                                         Chief Financial Officer

         Keith D. Spickelmier has served as a Director of the Company since May 2002. He also served as the President, Treasurer & Secretary of the Company from May 2002 until February 2004, at which time he resigned so that Jimmy D. Wright could be elected as the Company's Chief Executive Officer. Mr. Spickelmier served as an attorney in the capacities of Of Counsel and consultant to the law firm of Haynes and Boone LLP from April 2001 through July 2003. He has also engaged in personal investment activity during that time period. Prior to April 2001, Mr. Spickelmier had been a partner with the law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1993. He has an undergraduate degree from the University of Nebraska at Kearney and a law degree from the University of Houston. Mr. Spickelmier is also a director of JK Acquisition Corp., a publicly traded company.

         Jimmy D. Wright has served as a Director and President since February 2004. Effective June 1, 2006, Mr. Wright commenced serving as the Company's Chief Operating Officer. From February 2004 to June 2006, Mr. Wright also served as the Company's Chief Executive Officer and Chief Financial Officer. He continues to serve as the Chief Executive Officer of several entities wholly-owned by him (including Westside Resources, LP) holding investments in oil, gas and related businesses, some of these entities being started as early as August 2002. Mr. Wright has indicated that he does not intend to make any further oil and gas investments through these or any other entities that would be competitive with the Company's business pursuits. From June 2001 to July 2002, Mr. Wright served in several capacities with the EnergyClear organization, first as Senior Vice President of EnergyClear Operating Corp., then the operator of EnergyClear Corporation. He later was also elected as the President of EnergyClear Corporation itself, then an over-the-counter energy clearinghouse approved by the Commodity Futures Trading Commission. From February 1997 to June 2001, Mr. Wright held various senior management positions with Midcoast Energy Resources Inc., which merged into Enbridge, Inc., a publicly traded company. When he left this organization, Mr. Wright held the position of Chief Executive Officer of an International subsidiary of Enbridge Energy Partners, LP., also a publicly traded company. Mr. Wright holds a Bachelor of Science degree in Mechanical Engineering from the University of Memphis.

         Effective March 30, 2005, Douglas G. Manner was elected to the Company's Board of Directors. Effective June 1, 2006, Mr. Manner commenced serving as the Company's Chief Executive Officer. From January 2006 to June 2006, he served as the Company's Chief Operating Officer. Prior to being appointed as the Company's Chief Operating Officer, Mr. Manner served as Senior Vice President and Chief Operating Officer of Kosmos Energy, LLC, which is a private energy company exploring for oil and gas in the offshore regions of West Africa. Mr. Manner joined Kosmos Energy in January 2004. Prior to Kosmos Energy, Mr. Manner served as President and Chief Operating Officer of White Stone Energy, a Houston based oil and gas advisory firm from August 2002 until December, 2003. From May 2001 until June 2002, Mr. Manner served as Chairman and Chief Executive Officer of Mission Resources, and he previously served as Chief Executive Officer and President of Bellwether Exploration, one of Mission's predecessor companies, from June 2000 until May 2001. Mr. Manner was named Chairman of the Board at Bellwether in December 2000. Bellwether was comprised of core domestic assets as well as operations in Ecuador and the Ukraine. Mr. Manner joined Bellwether in May 2000 from Gulf Canada Resources Limited where he served as Vice President and Chief Operating Officer from July 1998 through May 2000. Mr. Manner's previous experience includes 15 years (1981 through 1996) with Ryder Scott Petroleum Engineers, an international independent reservoir engineering firm. He joined the company as a consulting reservoir engineer in 1981. Mr. Manner has served on the Boards of Directors for Gulf Midstream Service, ROC Oil and Petrovera Energy Company. In addition to serving on our board, Mr. Manner also serves on the Board of Directors of Cordero Energy, Zenas Energy and Rio Vista Energy Partners, L.P. Mr. Manner received a Bachelor of Science degree in mechanical engineering from Rice University in 1977. He is a professional engineer certified by the Texas Board of Professional Engineers, and he is a member of the Society of Petroleum Engineers.

         Effective January 23, 2006, Craig S. Glick was elected to the Company's Board of Directors. Mr. Glick is currently a Partner at Kosmos Energy, which is a private energy company that Mr. Glick helped found in 2003 and which concentrates on exploring for oil and gas in the offshore regions of West Africa. From 1999 to 2003, Mr. Glick was President of Hunt Resources, Inc. and Senior Vice President of Hunt Oil Company. During the period from 1994 to 1999, he was General Counsel and Chief Financial Officer of Gulf Canada. In 1994, Mr. Glick was in charge of acquisitions for Torch Energy. He began his career as an attorney with Vinson & Elkins, LLP in the Business Transactions Practice where he made Partner in 1993. Glick obtained his Doctorate of Jurisprudence from The University of Texas School of Law in 1985.

         Effective March 30, 2005, John T. Raymond was elected to the Company's Board of Directors. Mr. Raymond currently manages various investments through Lynx Holdings, a private company of which he is the owner and Chief Executive Officer. Mr. Raymond has served as a director of Vulcan Energy Corporation since July 2004, and he served as the Chief Executive Officer of Vulcan Energy from July 2004 to April 2005. Mr. Raymond also served as President and Chief Executive Officer of Plains Resources Inc., the predecessor company to Vulcan Energy, from December 2002 to April 2005. Prior thereto, Mr. Raymond served as Executive Vice President and Chief Operating Officer of Plains Resources from May 2001 to November 2001 and President and Chief Operating Officer from November 2001 to April 2005. Mr. Raymond also served as President and Chief Operating Officer of Plains Exploration and Production from December 2002 to March 2004. Mr. Raymond also served as a director of Plains All American from June 2001 to April 2005. He was Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001. He served as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. He was a Vice President with Howard Weil Labouisse Friedrichs, Inc. from 1992 to April 1998. Mr. Raymond earned his Bachelor of Science degree in management at the AB Freeman School of Business at Tulane University.

         Effective March 30, 2005, Herbert C. Williamson was elected to the Company's Board of Directors. Mr. Williamson has over 30 years of experience in the oil and gas industry and investment banking business. He has served on the board of Mission Resources Corp. since November of 2002. From April 1997 to February 2002, Mr. Williamson served as a director of Pure Resources, Inc. and its predecessor, and during this tenure he served as Chairman of the special committee in connection with the tender offer made by Unocal. From September 2000 through March 2003, he was also a director of Southwest Royalties, Inc. and during this tenure he was Chairman of the independent directors committee for that company's sale to Clayton Williams Energy. Since 1996, Mr. Williamson has also served as a director of Merlon Petroleum Company, a private oil and gas company engaged in exploration and production in East Texas and Egypt, and Mr. Williamson had previously served as the Chief Financial Officer of this company. From April 1985 through April 1995, Mr. Williamson served as Vice Chairman and Executive Vice President for Parker & Parsley Petroleum Company, now Pioneer Natural Resources Company, and from October 1998 to April 1999, he served as Chief Financial Officer with Seven Seas Petroleum. From April 1995 through May 1999, Mr. Williamson was an investment banker with Petrie Parkman & Company and prior to that he was a director in the Energy Group at C S First Boston. Mr. Williamson earned a Bachelor of Arts degree from Ohio Wesleyan University and a Master of Business Administration degree from Harvard University. Mr. Williamson is also a director of JK Acquisition Corp., a publicly traded company.

         Sean J. Austin has served as the Company's Chief Financial Officer since June 1, 2006. He has also served as the Company's Vice President and Corporate Controller since May 4, 2005. Prior to joining the Company, Mr. Austin spent 23 years with Hess Corporation (formerly known as Amerada Hess) holding senior management positions in the company's New York and Houston offices. Most recently, from 1999 until 2004, Mr. Austin served as Vice President, Finance and Administration, Exploration and Production for Hess in Houston. From 1995 to 1999, he served as Vice President and Corporate Controller in the New York office. Prior to joining Hess, Mr. Austin served from 1974 to 1979 as an officer in the United States Navy. He holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth College.

         The authorized number of directors of the Company is presently fixed at six. Each director serves for a term of one year that expires at the following annual stockholders' meeting. Executive officers are appointed by the Board of Directors and serve until their successors are appointed. There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

                  The Board of Directors has established an Audit Committee. The Audit Committee supervises the financial affairs of the Company and generally reviews the results and scope of the audit and other services provided by the Company's independent accountants and reports the results of their reviews to the Board and to the Company's management. Currently the Audit Committee consists of Herbert C. Williamson, Craig S. Glick and John T. Raymond. The Company's Board of Directors has determined that each of Craig S. Glick, John T. Raymond and Herbert C. Williamson is an "audit committee financial expert," as defined by applicable Commission rules and regulations.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

         The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services in all capacities during the fiscal years ended December 31, 2005 and December 31, 2004, and to its Vice President/Corporate Controller during the fiscal year ended December 31, 2005 (no other executive officer of the Company had total annual salary and bonus for the fiscal years ended December 31, 2005 or 2004 exceeding $100,000, and no executive officer of the Company received any remuneration for the fiscal year ended December 31, 2003.) For purposes hereof, the officers of the Company listed in the table below are referred to herein as the "Named Executive Officers."

                         Summary Compensation Table (1)

                                         Annual                  Long-Term
                                      Compensation               Compensation

(a)                      (b)        (c)               (d)              (f)
                       Fiscal
Name and               Year                                       Restricted
Principal Position     Ended       Salary            Bonus        Stock Awards

Jimmy D. Wright        12/31/05   $150,000            $0                $0
Chief Executive        12/31/04    $25,000 (2)        $0                $0
Officer

Sean J. Austin         12/31/05    $92,167 (3)    $20,000(4)     $80,000(5)
Vice President and
Corporate Controller

         (1) The Columns designated by the Commission for the reporting of certain other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table.
         (2) Mr. Wright started receiving his salary on November 1, 2004. Prior to that time, he worked without remuneration.
         (3) Mr. Austin became Vice President and Corporate Controller on May 4, 2005.
         (4) In connection with Mr. Austin's employment, the Company granted to him a sign-on bonus of 5,000 shares. The figure in the table is based on the 5,000 shares granted multiplied by $4.00, the most recent closing price of the Company's stock prior to the date of grant. These 5,000 shares had a value of $15,000 as of June 7, 2006, based on the $3.00 closing price of the Company's stock on that date.
         (5) In connection with Mr. Austin's employment, the Company granted to him 20,000 restricted shares. These restricted shares are subject to vesting. Of these shares, 10,000 became vested on the first anniversary date of the employment agreement, and 10,000 may become vested on the second anniversary date of the employment agreement (subject to Mr. Austin's continued employment). The figure in the table is based on the 20,000 restricted shares granted multiplied by $4.00, the most recent closing price of the Company's stock prior to the date of grant. These 20,000 restricted shares had a value of $60,000 as of June 7, 2006, based on the $3.00 closing price of the Company's stock on that date.

                             Stock Option/SAR Grants

         During the fiscal year ended December 31, 2005, the Company did not grant any stock options or stock appreciation rights to any Named Executive Officers.

                   Option/SAR Exercises and Option/SAR Values

         During the fiscal year ended December 31, 2005, no Named Executive Officers exercised any stock options to acquire shares of the Company's stock or any stock appreciation rights. As of December 31, 2005, no Named Executive Officers held any stock options to acquire shares of the Company's stock or any stock appreciation rights that were (in either case) awarded as compensation.

        Compensation and Change in Control Agreements with Key Personnel

         Commencing November 1, 2004, the Company began paying an annual salary in the amount of $150,000 to Jimmy D. Wright, the Company's President and Chief Operating Officer. This salary is subject to increase, decrease or elimination at any time and for any reason at the discretion of the Company's Board of Directors. In addition, commencing November 1, 2004, the Company engaged Keith
D. Spickelmier, the Company's Chairman of the Board, as a consultant and began paying to him a monthly consulting fee in the amount of $6,000. This consulting engagement is terminable at the will of either the Company or Mr. Spickelmier, and the consulting fee is subject to increase, decrease or elimination at any time and for any reason at the discretion of the Company's Board of Directors. Neither of Messrs. Wright or Spickelmier has entered into a written employment or consulting agreement or a covenant not to compete agreement with the Company. As a result, each of Messrs. Wright and Spickelmier may discontinue providing services to the Company at any time and for any reason, and even thereafter commence competition with the Company. Conversely, the Company may discontinue employing or engaging either of Messrs. Wright or Spickelmier at any time and for any reason at the discretion of the Company's Board of Directors. However, in view of the current composition of the Company's Board of Directors (which includes each of Messrs. Wright and Spickelmier), the Company's discontinuation of either of Mr. Wright's employment or Mr. Spickelmier's consulting engagement is not likely in the foreseeable future.

            The Company has entered into an employment agreement (the "Manner Employment Agreement") with Douglas G. Manner, a director and the Company's Chief Executive Officer, effective January 1, 2006. The Manner Employment Agreement has a two-year term, subject to earlier termination by the Company upon certain customary events and by Mr. Manner upon certain events amounting to a sale of the Company (such events being referred to hereinafter as a "Change of Control"). Under the Manner Employment Agreement, Mr. Manner is to receive an annual salary of $175,000. Furthermore, per the Manner Employment Agreement as amended, the Company agreed to issue to Mr. Manner as a sign-on bonus a number of shares of the Company's common stock (the shares comprising the sign-on stock bonus are referred to hereinafter as the "Bonus Shares") equal to one and one-half times the number of any such shares that Mr. Manner purchases for cash directly from the Company at any time on or before May 31, 2006, up to a maximum of 225,000 Bonus Shares. Because Mr. Manner purchased 150,000 shares for cash before May 31, 2006, he is entitled to the maximum 225,000 Bonus Shares. Of these Bonus Shares, one-third upon Mr. Manner's purchase, one-third may become vested on the first anniversary date of the Manner Employment Agreement (subject to Mr. Manner's continued employment), and one-third may become vested on the second anniversary date of the Manner Employment Agreement (subject to Mr. Manner's continued employment). All of the Bonus Shares shall immediately vest upon Mr. Manner's termination of the Manner Employment Agreement after a Change of Control. Moreover, per the Manner Employment Agreement, the Company agreed to issue to Mr. Manner, as additional bonuses, 100,000 shares (for an aggregate total of 600,000 shares) of the Company's common stock each time that the 30-day trailing average of the Company's common stock closing price equals or exceeds for the first time each of the following figures: $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00. Upon Mr. Manner's termination of the Manner Employment Agreement after a Change of Control, Mr. Manner shall be entitled to be issued immediately all of the 600,000 shares that have not already been issued. Mr. Manner is also entitled to participate in any and all employee benefit plans now existing or hereafter established for the Company's employees, provided that he meets the eligibility criterion therefor.

         The Company has entered into an employment agreement (as amended the "Austin Employment Agreement") with Sean J. Austin, a Vice President and the Chief Financial Officer of the Company. The Austin Employment Agreement has an indefinite term. Under the Austin Employment Agreement, Mr. Austin is to receive an annual salary of $140,000, subject to annual review. Furthermore, per the Austin Employment Agreement, Mr. Austin received a stock grant with respect to 25,000 shares of the Company's common. Of these shares, 5,000 vested immediately, 10,000 became vested on the first anniversary date of the Austin Employment Agreement, and 10,000 may become vested on the second anniversary date of the Austin Employment Agreement (subject to Mr. Austin's continued employment). Moreover, per the Austin Employment Agreement, the Company agreed to issue to Mr. Austin, as additional bonuses, 20,000 shares (for an aggregate total of 120,000 shares) of the Company's common stock each time that the 30-day trailing average of the Company's common stock closing price equals or exceeds for the first time each of the following figures: $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00. Upon Mr. Austin's termination of the Austin Employment Agreement after a Change of Control, Mr. Austin shall be entitled to be issued immediately all of the 120,000 shares that have not already been issued. Mr. Austin is also entitled to participate in any and all employee benefit plans hereafter established for the Company's employees.

                              Director Compensation

         Each member of the Company's Board of Directors who is not an employee of Westside or any of its affiliates (a "Non-Employee Director") receives an annual retainer in the amount of $7,500. In addition, each Non-Employee Director receives a fee in the amount of $1,000 for each meeting of the Board of Directors attended by such Non-Employee Director, and each Non-Employee Director receive a reimbursement of all actual, necessary and reasonable expenses incurred by such Non-Employee Director in attending each such meeting. The Chairman of the Audit Committee receives an annual retainer in the amount of $3,750, while each other member of the Audit Committee receives an annual retainer in the amount of $1,875. The Chairman of the Compensation Committee receives an annual retainer in the amount of $2,500.

         Moreover, each Non-Employee Director is eligible to receive awards of the Company's Common Stock under the Company's 2005 Director Stock Plan. Each Non-Employee Director receives an award of 12,666 shares of Common Stock when he or she first becomes a director. Of these shares, 4,222 are unrestricted, and the remaining 8,444 shares are restricted, with one-half of them vesting one year after the award and with one-half of them vesting two years after the award, provided, in both cases, that the related person is still a director of the Company on the vesting dates. In addition to the initial grant, each Non-Employee Director receives an annual award of 2,650 shares of the Company's Common Stock. Of these shares, 884 are unrestricted, and the remaining 1,766 are restricted, with one-half of them vesting one year after the award and with one-half of them vesting two years after the award, provided, in both cases, that the related person is still a director of the Company on the vesting dates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Between the middle of September 2004 through the middle of October 2004, the Company issued to three accredited investors a total of five unsecured short-term convertible promissory notes in the aggregate original principal amount of $700,000. These accredited investors included Westside Resources, L.P. (the "Partnership"), an entity formerly named "Westside Energy, L.P." and wholly-owned by Jimmy D. Wright (a director of the Company and the Company's President and Chief Operating Officer), Keith D. Spickelmier (the Company's Chairman of the Board), and a new investor in the Company (the "New Investor"). Each of Mr. Spickelmier and the Partnership provided $200,000 of the $700,000 aggregate amount, while the New Investor provided $300,000. Interest accrued on the loans at a rate of 10% per annum. The notes were convertible into shares of the Company's stock at a rate of one share for every $2.00 of indebtedness. The New Investor converted his note in original principal amount of $300,000 into 150,000 shares. The indebtedness owed to each of Mr. Spickelmier and the Partnership has been paid in full without conversion.

         During the quarter ended June 30, 2004, the Company sold 385,500 units of the Company's securities to a total of 17 accredited investors. Each unit was comprised of two shares of the Company's common stock and a warrant to purchase one share of the Company's common stock at a per share price of $2.50. The purchase price for a unit was $2.00. The Partnership acquired 37,500 units for an aggregate purchase price of $75,000.

         On January 9, 2006, the Company sold 3,278,000 shares of its common at a price of $3.15 per share to a total of 27 accredited investors. Sara Paschall Dodd, the wife of Mr. Spickelmier, acquired 95,000 shares for an aggregate purchase price of $299,250. Two trusts established for the benefit of two of Ms. Dodd's sons acquired shares in this offering. Each trust acquired 23,000 shares for an aggregate purchase price of $72,450, for a total of 46,000 shares and a total aggregate purchase price of $144,900.

         During May 2006, the Company sold 150,000 shares of its common at a price of $3.15 per share to Douglas G. Manner, a director and the Chief Executive Officer of the Company. Moreover, during May 2006, the Company sold 29,972 shares of its common at a price of $3.15 per share to Sean J. Austin, the Chief Financial Officer, Vice President and Corporate Controller of the Company.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of June 2, 2006, the number of shares of the Company's Common Stock beneficially owned by (i) each director of the Company; (ii) each of the Company's executive officers; (iii) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; and (iv) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting and dispositive power over such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such group or person. Unless otherwise indicated, the address for each person named in the table is 4400 Post Oak Parkway, Suite 2530, Houston, Texas 77027.

         Name and Address of                 Beneficial Ownership (1)
         Beneficial Owner                    Number           Percent


         Westside Resources, L.P.            3,435,693 (2)    16.0%

         Jimmy D. Wright                     3,435,693 (3)    16.0%

         Keith D. Spickelmier                2,636,260 (4)    12.3%

         Douglas G. Manner                     437,666 (5)     2.1%

         John T. Raymond                        65,316           *

         Herbert C. Williamson                  15,316           *

         Craig S. Glick                         42,666           *

         Sean J. Austin                         54,972 (6)       *

         All directors and officers          6,687,889 (7)    30.8%
         as a group (seven persons)

         Wellington Management Company, LLP  3,973,480 (8)    18.8%
         75 State St
         Boston, MA  02109

         Spindrift Investors (Bermuda) L.P.  1,617,580 (9)     7.6%
         Clarendon House, 2 Church Street
         Hamilton, Bermuda

         Spindrift Partners,  L.P.           1,377,200 (10)    6.5%
         75 State St
         Boston, MA  02109

*        Less than one percent

         (1) Includes shares beneficially owned pursuant to options and warrants exercisable within 60 days.
         (2) Includes 3,144,585 shares held directly and 291,108 shares that may be purchased pursuant to warrants that are currently exercisable. Jimmy
         D. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Wright.
         (3) All of these shares are held by Westside Resources, L.P., an entity over which Mr. Wright has complete control. Accordingly, Mr. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Westside Resources, L.P.
         (4) Includes 2,332,368 shares held directly and 303,892 shares that may be purchased pursuant to warrants that are currently exercisable.
         (5) Does not include a currently indeterminable number of shares (up to 600,000) that may be issued as an additional performance bonus.
         (6) Does not include a currently indeterminable number of shares (up to 120,000) that may be issued as an additional performance bonus.
         (7) Includes 2,948,304 shares held directly, 3,144,585 shares held by a related entity, and 595,000 shares that may be purchased pursuant to warrants that are currently exercisable; does not include a currently indeterminable number of shares (up to 600,000) that may be issued to Mr. Manner as an additional performance bonus, or a currently indeterminable number of shares (up to 120,000) that may be issued to Mr. Austin as an additional performance bonus.
          (8) Wellington Management Company, LLP ("WMC") has filed with the Commission on January 10, 2006 an amendment to its Schedule
          13G respecting its beneficial ownership indicating that it is a registered investment advisor. WMC has advised the Company that clients of WMC are the record holders of all of the 3,973,480 shares reflected in the table. However, in its capacity as investment advisor, WMC may be deemed to own beneficially all of the 3,973,480 shares reflected in the table. Of these shares, 1,617,580 shares are also included in the table in the figure of shares beneficially owned by Spindrift Investors (Bermuda) L.P., and 1,377,200 shares are also included in the table in the figure of shares beneficially owned by Spindrift Partners, L.P.
          (9) Wellington Management Company, LLP ("WMC") acts as investment adviser to this beneficial owner. In such capacity, Wellington holds voting and dispositive power over the shares held by this beneficial owner and, therefore, is deemed to share beneficial ownership of the shares. These 1,617,580 shares are also included in the table in the figure of shares beneficially owned by WMC.
          (10) Wellington Management Company, LLP ("WMC") acts as investment adviser to this beneficial owner. In such capacity, Wellington holds voting and dispositive power over the shares held by this beneficial owner and, therefore, is deemed to share beneficial ownership of the shares. These 1,377,200 shares are also included in the table in the figure of shares beneficially owned by WMC.

                            DESCRIPTION OF SECURITIES

Capital Stock.

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of Preferred Stock, $.01 par value per share.

Common Stock.

         The authorized Common Stock of the Company consists of 50,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of certain of the shares being registered, approximately 23,649,908 shares of Common Stock will be issued and outstanding. All of the shares of Common Stock are validly issued, fully paid and nonassessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

         The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock (the "Preferred Stock"). As of the date of this prospectus, no shares of Preferred Stock were outstanding. The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable with respect to shares in the event of involuntary liquidation; (iv) the amount payable with respect to shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company. Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

         One of the effects of the existence of authorized but unissued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Nevada Legislation.

            Sections 78.411-78.444 of the General Corporation law of Nevada ("Business Combination Statute") would be applicable to us when we have 200 or more stockholders and certain other conditions are met. These provisions may make it more difficult to effect certain transactions between a corporation and a person or group that owns or has the right to acquire 10% or more of the corporation's outstanding voting stock, or a person who is an affiliate or associate of the corporation and who was the owner of 10% or more of such voting stock at any time within three years immediately prior to the date in question ("Interested Stockholder"). The Business Combination Statute prevents the following transactions between the corporation and the Interested Stockholder for three years following the date the stockholder became a 10% or more holder of the corporation's voting stock, unless certain conditions are met: (i) any merger or consolidation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the corporation's assets having a total market value equal to 10% or more of the total market value of all the assets of the corporation; or 5% or more of the total market value of all outstanding shares of the corporation or representing 10% or more of the earning power of the corporation; (iii) the issuance or transfer by the corporation of any shares of the corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to stockholders except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the corporation; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or under any agreement or arrangement or understanding, whether or not in writing, with the Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares owned by the Interested Stockholder, and (vi) any receipt by the Interested Stockholder of the benefit, except proportionally as a stockholder of the corporation, of any loan or other financial assistance or any tax credit or other tax advantage provided by or through the corporation. The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the Board of Directors of the corporation prior to the date the stockholder became an Interested Stockholder.

Shares Eligible for Future Sale.

         Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the issuance of certain of the shares being registered, approximately 23,649,908 shares of Common Stock will be issued and outstanding. After the registration of the shares covered by this prospectus, management believes that all of the Company's outstanding shares may be legally sold, so long as (in the case of the shares covered by this prospectus) the registration statement of which this prospectus is a part remains current and effective. Substantial sales of the shares covered by this prospectus or otherwise could adversely affect the market price of the Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of January 27, 2006 pertaining to the beneficial ownership of Common Stock by the Selling Stockholders. All of the shares beneficially owned by each Selling Stockholder are being offered pursuant to this prospectus or pursuant to a prospectus that is part of a Registration Statement on Form SB-2, SEC File No. 333-120659 (the "Other Prospectus"). If all of the shares covered by this prospectus and the Other Prospectus are sold, no Selling Stockholder will beneficially own any shares after the offering (other than 12,666 shares held by Douglas G. Manner, 12,666 shares held by Craig S. Glick and 25,000 held by Sean J. Austin). In view of the preceding, the column for "Beneficial Ownership After Offering" has been omitted. Except as otherwise noted in footnotes (16) and (17), all of the shares covered by this prospectus were issued on or about January 9, 2006 in a private placement (the "January 2006 Private Placement") to a total of 27 investors (all of whom were accredited) of an aggregate of 3,278,000 shares of the Company's common stock, $.01 par value, at a price of $3.15 per share. The cash offering resulted in $10,325,700 in gross proceeds and approximately $9.5 million in net proceeds to the Company after deducting placement-related costs. The Company's placement agents received a placement fee in the amount of $645,356. The issuances of the common stock in the January 2006 Private Placement are claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.

                                                     Number of Shares
                                Beneficial Ownership Being Offered
  Stockholder                   Prior to Offering    Pursuant to this Prospectus

  WTC-CTF Energy Portfolio         869,400(1)               346,800

  WTC-CIF Energy Portfolio         109,300(1)                41,400

  Spindrift Partners, LP         1,377,200(1)               402,500

  Spindrift Investors
  (Bermuda) L.P.                 1,617,580(1)               469,300

  JVL Global Energy, (OP), LP      445,770(2)               348,320

  JVL Global Energy LP             249,730(2)               195,930

  Navitas Fund, LP                 143,000(2)                84,750

  Touradji Global Resources
  Master Fund, Ltd.                483,000(3)               483,000

  Pemigewasset Partners LP         100,000(4)               100,000

  Pemigewasset Offshore, Ltd        20,000(4)                20,000

  Virtus Capital,L.P.              142,000(5)               100,000

  Dynamis Energy Fund LP           846,968(6)                87,000

  Dynamis Energy Fund Ltd          127,112(6)                13,000

  Spring Street Partners, LP       160,000(7)                35,000

  RWM Partnership No. 1, Ltd.      175,000(8)                50,000

  Sara Paschall Dodd               155,300(9)                95,000

  George H. Dodd -
  1995 Paschall Family Trust        30,150(10)               23,000

  Henry F. Dodd -
  1995 Paschall Family Trust        30,150(10)               23,000

  Craig S. Glick                    42,666                   30,000

  James C. Musselman                25,000                   25,000

  G.B. Barnett                      30,000                   15,000

  Don Sanders                      185,000(11)               75,000

  Sanders Opportunity Fund, LP      25,982(12)               25,982

  Sanders Opportunity
  Fund, (Inst) LP                   84,018(12)               84,018

  Don Weir &
  Julie E. Weir JT TIC             100,000(13)               25,000

  Sanders 1998 Children's Trust     75,000(14)               75,000

  John H. Malanga &
  Jodi F. Malanga JT TIC             5,000(15)                5,000

  Douglas G. Manner                437,666 (16)             375,000(16)

  Sean J. Austin                    54,972 (17)              29,972(17)

         (1) The Company has been advised that Wellington Management Company, LLP, a registered investment adviser, has sole voting power and sole investment power over these shares.
         (2) The Company believes that John V. Lovoi has sole voting power and sole investment power over these shares.
         (3) The Company has been advised that Paul Touradji has sole voting power and sole investment power over these shares.
         (4) The Company has been advised that James B. Vose has sole voting power and sole investment power over these shares.
         (5) The Company has been advised that Steven Gidumal and Vince Rossi have shared voting power and shared investment power over these shares.
         (6) The Company has been advised that Alex Bocock, Frederic Bocock and John H. Bocock have shared voting power and shared investment power over these shares. Frederic Bocock has indicated that he is a one-third owner of Dynamis Advisors (the General Partner of this selling stockholder), and that he is an employee of Scott Stringfellow, a registered broker-dealer based in Richmond Virginia. However, this selling stockholder is not a registered broker-dealer and does not believe that it is an affiliate of a registered broker-dealer.
         (7) The Company has been advised that Michael McConnell has sole voting power and sole investment power over these shares.
         (8) Includes 25,000 shares that may be purchased pursuant to warrants that are currently exercisable. The Company has been advised that Richard Warren Mithoff has sole voting power and sole investment power over these shares.
         (9) Includes 60,300 shares held by the George H. Dodd - 1995
         Paschall Family Trust and the Henry F. Dodd - 1995 Paschall
         Family Trust, two trust for which Ms. Dodd serves as trustee.
         These shares are also included in the table in the figure of shares beneficially owned by such trusts. Does not include any shares owned by Keith D. Spickelmier, Ms. Dodd's spouse.
..        (10) These shares are also included in the table in the figure of shares beneficially owned by Sara Pashall Dodd. (11) Includes 75,000 shares held outright, and 25,982 shares held by Sanders Opportunity Fund, LP and 84,018 shares held by Sanders Opportunity Fund, (Inst) LP, entities whose shares over which Mr. Sanders has sole voting power and sole investment power. The 25,982 shares and 84,018 shares, respectively, are also included in the table in the figure of shares beneficially owned by Sanders Opportunity Fund, LP and Sanders Opportunity Fund, (Inst) LP. Mr. Sanders has represented to the Company that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.
         (12) The Company has been advised that Don Sanders has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Sanders.
         (13) Includes 75,000 shares held by Sanders 1998 Children's Trust, a trust for which Mr. Weir serves as trustee. These shares are also included in the table in the figure of shares beneficially owned by such trust. Mr. Weir has represented to the Company that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.
         (14) These shares are also included in the table in the figure of shares beneficially owned by Don & Julie Weir.
         (15) Mr. Malanga has represented to the Company that he is an affiliate of a registered broker-dealer, that he acquired the shares being registered in the ordinary course of business, and that (at the time of the acquisition of these shares) there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.
         (16) During May 2006, the Company sold 150,000 of these shares to Mr. Manner at a price of $3.15 per share. The remaining
         225,000 of these shares were issued to Mr. Manner during May
         2006 as incentive compensation. Because Mr. Manner serves as a director of the Company and as the Company's Chief Executive
         Officer, the issuances of these shares are claimed to be exempt pursuant to Section 4(2) of the Securities Act of 1933. Moreover, these shares were issued pursuant to binding agreements executed prior to the filing of the Registration
         Statement of which this prospectus is a part. These agreements contained no conditions within the control of Mr. Manner enabling him to avoid his acquisition of these shares.
         (17) During May 2006, the Company sold these shares to Mr. Austin at a price of $3.15 per share. Because Mr. Austin serves as the Company's Chief Financial Officer, Vice President and
         Corporate Controller, the sale of these shares is claimed to be exempt pursuant to Section 4(2) of the Securities Act of 1933. Moreover, these shares were issued pursuant to a binding agreement executed prior to the filing of the Registration
         Statement of which this prospectus is a part. This agreement contained no conditions within the control of Mr. Austin enabling him to avoid his acquisition of these shares.

                              PLAN OF DISTRIBUTION

         As of the date of this Prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Shares owned by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

         * a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

         *        exchange distributions and/or secondary distributions;

         *        sales in the over-the-counter market;

         *        underwritten transactions;

         * ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         *        privately negotiated transactions.

         Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders, certain representatives of the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

         In connection with sales of the common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. After the Registration Statement of which this prospectus is a part is declared effective, the selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

         The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Of the selling stockholders, Sterne, Agee & Leach, Inc. and Kellogg Capital Group, LLC are registered broker-dealers. As such, these selling stockholders are "underwriters" within the meaning of Section 2(11) of the Securities Act with respect to the shares offered by them pursuant to this prospectus.

         There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

                                     EXPERTS

         The financial statements of the Company as of December 31, 2005, and for each of the years in the two-year period ended December 31, 2005, included herein and in the registration statement have been audited by Malone & Bailey, PC, independent certified public accountants, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

                           WESTSIDE ENERGY CORPORATION

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page

       Audited Annual Financial Statements of Westside Energy Corporation

             Report of Independent Registered Public Accounting
             Firm........................................................F-1

             Balance Sheets as of December 31, 2005 and December
             31, 2004....................................................F-2

             Statements of Income for the years ended December
             31, 2005 and December 31, 2004..............................F-3

             Statements of Stockholder Equity for the years
             ended December 31, 2005 and December 31, 2004 ..............F-4

             Statements of Cash Flows for years ended December
             31, 2005 and December 31, 2004 .............................F-5

             Notes to Financial Statements ..............................F-6


                         Pro Forma Financial Information

      Pro Forma Consolidated Condensed Balance Sheet as of
      December 31, 2005..................................................G-1

      Pro Forma Consolidated Condensed Statement of Operations
      for the year ended December 31, 2005...............................G-2


      Unaudited Interim Financial Statements of Westside Energy Corporation

      Three Months Ended March 31, 2006 (unaudited):

              Consolidated Balance Sheets as of March 31,
              2006 and March 31, 2005....................................H-1

              Consolidated Statements of Income for the
              three months ended March 31, 2006 and March 31, 2005.......H-2

              Consolidated Statements of Cash Flows for
              the three months ended March 31, 2006 and
              March 31, 2005 ............................................H-3

              Notes to Consolidated Financial Statements.................H-4

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
   Westside Energy Corporation
   Houston, Texas

We have audited the accompanying balance sheet of Westside Energy Corporation as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of Westside's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westside Energy Corporation, as of December 31, 2005, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.


MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

March 15, 2006

                           WESTSIDE ENERGY CORPORATION
                                  BALANCE SHEET
                                December 31, 2005


ASSETS

Current Assets
  Cash                                                             $   604,411
  Certificate of deposit and escrow account                             27,693
  Marketable securities                                              1,050,000
  Accounts receivable                                                  492,349
  Prepaid assets                                                         1,770
  Deferred acquisition charges                                         289,367
                                                                   -----------
Total current assets                                                 2,465,590

Oil & gas properties, using successful efforts accounting
  Proved properties                                                  8,513,598
  Unproved properties                                                4,282,036
  Accumulated depreciation, depletion,
    amortization & impairment                                       (1,293,895)
                                                                   -----------
Net oil & gas properties                                            11,501,739

Loan receivable from EBS                                             4,100,000

Office furniture & equipment, net of
      accumulated depreciation of $53,129                                    -
                                                                   -----------
TOTAL ASSETS                                                      $ 18,067,329
                                                                   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities-accounts payable and
  accrued expenses                                                $    529,446
Non-current liabilities-asset
  retirement obligations                                                27,880
                                                                   -----------
TOTAL LIABILITIES                                                      557,326
                                                                   -----------
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 10,000,000 shares
  authorized, none issued and outstanding                                    -
Common stock, $.01 par value, 50,000,000 shares
  authorized, 17,376,745 shares issued and outstanding                 173,767
Additional paid in capital                                          22,913,214
Accumulated deficit                                                 (5,400,666)
Deferred compensation                                                 (176,312)
                                                                   -----------
TOTAL STOCKHOLDERS' EQUITY                                          17,510,003
                                                                   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 18,067,329
                                                                   ===========


                       See notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 2005 and 2004



                                                   2005              2004
                                                ----------        ---------
Revenues
  Oil and gas sales                           $   595,657        $  116,137
                                                ---------         ---------
Total Revenues                                    595,657           116,137

Expenses
  Production                                      108,227                 -
  Exploration                                     360,170                 -
  General and administrative                    1,782,184           745,955
  Depreciation, depletion,
    and amortization                              344,797            97,965
  Impairment                                      636,278           268,962
                                               ----------         ---------
Total Expenses                                  3,231,656         1,112,882
                                               ----------         ---------
Loss from Operations                           (2,635,999)         (996,745)

Other Income (Expense)
   Interest income                                359,490            50,704
   Interest expense                                (2,070)         (141,983)
   Other income                                         -            51,265
   Gain (loss) on marketable
     securities                                       (98)                -
   Gain (loss) on sale of oil
     and gas properties                           339,355                 -
                                               ----------         ---------
Total Other Income (Expense)                      696,677           (40,014)
                                               ----------         -----------
     NET LOSS                                $ (1,939,322)      $(1,036,759)
                                              ===========       ===========

Basic and diluted loss
    per common share                           $    (0.11)       $    (0.18)
Weighted average common
    shares outstanding                         17,273,205         5,607,215




                       See notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years Ended December 31, 2004 and 2005



                                  Common Stock           Additional
                                             Par           Paid In    Accumulated     Deferred
                                Shares      Value          Capital      Deficit     Compensation         Totals
                               -------     ------         --------    ---------       -----------       -------

Balances at December 31,
  2003                            1,157,831   $ 11,578      $ 2,344,411   $(2,424,585) $      -        $ (68,596)

Imputed Interest                                                  1,220                                    1,220
Discount on notes payable                                       119,051                                  119,051
Stock issued for cash            14,851,000    148,510       19,220,980                               19,369,490
Stock issued for properties         700,000      7,000           13,619                                   20,619
Stock issued for
  fundraising                        10,000        100             (100)                                       -
Stock issued for property
  costs                              30,000        300           43,200                                   43,500
Stock issued for services           149,500      1,495          232,780                                  234,275
Stock issued for debt               150,000      1,500          298,500                                  300,000
Net Loss                                                                   (1,036,759)                (1,036,759)
                                ------------  ---------      -----------  ------------   ---------   -----------
Balances at December 31, 2004    17,048,331    170,483       22,273,661    (3,461,344)           -    18,982,800

Stock issued for warrants
  exercised                         218,000      2,180          222,820                                  225,000
Prior fundraising costs                                          (2,121)                                  (2,121)
Stock issued for services            33,972        340          128,138                                  128,478
Deferred compensation                76,442        764          290,716                   (291,480)            -
Amortization of deferred
  Compensation                                                                             115,168       115,168
Net loss                                                                   (1,939,322)                (1,939,322)
                                ------------  --------       -----------   -----------   ---------   -----------
Balances at December 31, 2005    17,376,745  $ 173,767     $ 22,913,214   $(5,400,666)   $(176,312)  $17,510,003
                                ============  ========       ===========   ===========   =========   ===========




                       See notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                            STATEMENTS OF CASH FLOWS
                 Twelve Months Ended December 31, 2005 and 2004

                                                     2005             2004
                                                   ----------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                       $(1,939,322)     $(1,036,759)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
    Stock-based compensation                         243,646          234,275
    Impairment                                       636,278          268,962
    Depreciation, depletion and amortization         344,797           97,965
    Gain on sale of properties                      (339,355)               -
    Loss on marketable securities                         98                -
    Imputed interest                                       -            1,220
    Amortization of discount on note payable               -          119,051
    Changes in:
      Accounts receivable                           (377,414)        (114,934)
      Prepaid assets and other                        28,505          (30,468)
      Deferred acquisition charges                  (289,367)               -
      Accounts payable and accrued expenses          111,924           79,939
                                                  ----------       ----------
NET CASH USED IN OPERATING ACTIVITIES             (1,580,210)        (380,749)
                                                  ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of marketable securities               (3,575,000)               -
  Proceeds from sale of marketable securities      2,524,902                -
  Purchase of certificate of deposit
    and escrow account                               (27,500)               -
  Purchase of office equipment                       (27,220)         (25,909)
  Loan Receivable - EBS                           (4,100,000)               -
  Capital expenditures for oil and gas
    properties                                    (9,277,131)      (3,249,809)
  Proceeds from sale of properties                   448,000                -
                                                  ----------       ----------
NET CASH USED IN INVESTING ACTIVITIES            (14,033,949)      (3,275,718)
                                                  ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes issued to
    related parties                                        -          810,000
  Proceeds from notes payable                              -          300,000
  Payments on advances from shareholder                    -          (17,720)
  Payments on notes to related parties                     -         (810,000)
  Payments for fundraising                            (2,121)               -
  Proceeds from sale of common stock                 225,000       19,369,490
                                                  ----------       ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES            222,879       19,651,770
                                                  ----------       ----------
NET CHANGE IN CASH                               (15,391,280)      15,995,303

CASH BALANCES
  Beginning of period                             15,995,691              388
                                                  ----------       ----------
  End of period                                  $   604,411      $15,995,691
                                                  ==========       ==========

SUPPLEMENTAL DISCLOSURES:
  Cash paid for interest                         $         -      $         -
  Cash paid for income taxes                               -                -

NON-CASH TRANSACTIONS:
  Stock issued for oil and gas interests         $         -      $    64,119
  Debt converted to common stock                           -          300,000
  Asset retirement obligation incurred                20,370            6,646
  Discount on note payable                                 -          119,051
  Stock issued for deferred compensation             291,480                -
  Accrual for oil and gas property purchases         286,318                -


                       See notes to financial statements.

                           WESTSIDE ENERGY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and organization

Westside Energy Corporation ("Westside") (formerly EvenTemp Corporation) was incorporated in Nevada on November 30, 1995. EvenTemp operated an auto repair and accessory business. This business ceased operating in August 1999. The name of the company was changed to Westside Energy Corporation in March 2004.

Westside is engaged primarily in the acquisition, exploration, development, production, and sales of, oil, gas and natural gas liquids. Westside sells its oil and gas products primarily to domestic natural gas pipelines and crude oil marketers.

Use of estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Westside records oil and gas revenues following the entitlement method of accounting for production, in which any excess amount received above Westside's share is treated as a liability. If less than Westside's share is received, the underproduction is recorded as an asset. Westside did not have an imbalance position in terms of volumes or values at December 31, 2005.

Oil and gas properties

Westside uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of the impairment by providing an impairment allowance. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

At December 31, 2005, Westside had four producing wells. Oil and gas revenues received by Westside were from two operators.

Seismic costs

Management considers 3-D seismic surveys over acreage with proved reserves assigned to be development activities. For development projects, the Company uses its 3-D seismic database to select drill sites, assess recompletion opportunities and production issues, quantify reservoir size and determine probable extensions and/or drainage areas for existing fields. Westside amortizes the cost of its capitalized developmental 3-D seismic survey costs using the unit-of-production method. Costs for 3-D seismic surveys over unproven acreage are defined as related to exploration activities and are expensed in the period incurred.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and certificates of deposit which mature within three months of the date of purchase.

Other property and equipment

Property and equipment are valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in other income and expense. As of December 31, 2005, all other property and equipment has been fully depreciated.

Long-lived assets

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed of other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of the asset's carrying amount or fair value less cost to sell.

Stock-based compensation

In 2005, Westside began issuing common stock to employees as compensation. Westside records as compensation expense the fair value of such shares as calculated pursuant to Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), recognized over the related service period. Westside has no option plans for its employees. Westside accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, "Accounting for Equity Instruments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services". For expensing purposes, the value of common stock issued to non-employees and consultants is determined based on the fair value of the services received or the fair value of the equity instruments issued, whichever value is more reliably measurable.

Income taxes

Westside recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Westside provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Loss per share

Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. The per share amounts include the dilutive effect of common stock equivalents in years with net income. Westside had losses in 2005 and 2004. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

New accounting standards

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Compensation." SFAS No. 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for Westside as of the beginning of 2006. The adoption of this new accounting pronouncement is not currently expected to have a material impact on Westside's financial statements.

Westside does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

NOTE 2 - MARKETABLE SECURITIES

As of December 31, 2005, Westside's marketable securities consist of corporate bonds. The marketable securities are deemed by management to be "available-for-sale" and, accordingly, are reported at fair value, with unrealized gains and losses reported in other comprehensive income and reflected as a separate component within stockholders' equity. Realized gains and losses on securities available-for-sale are included in other income/expense and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. These marketable securities have a fair value of $1,050,000 at December 31, 2005.

NOTE 3 - LOANS TO EBS PRODUCTION

During 2005, Westside entered into an agreement with EBS Oil and Gas Partners Production Company, L.P. ("EBS Production"), a privately held entity engaged in the drilling and completion of wells on various oil and gas leases covering lands located in Cooke, Montague, and Wise Counties, Texas. Under the terms of the agreement, Westside will make available to EBS Production, on a revolving basis, funds of up to a maximum sum of $1,000,000 outstanding at any given time. The funds will be advanced to cover the costs incurred by EBS Production in connection with its acquisition of oil and gas leases. Westside will have the discretion as to whether or not to make any advances with respect to any particular leases presented by EBS Production for financing pursuant to the agreement.

During November 2005, Westside purchased from a group of private investors their rights as lenders in certain outstanding debt owed by EBS to such group. The outstanding balance of, and the purchase price paid by Westside for, the debt was $3.85 million. The debt is secured by subordinate liens on and security interests in substantially all of EBS Production's assets. The debt accrues interest at the rate of 12% per annum and will become due and payable in approximately five years.

During December 2005, Westside made an additional loan to EBS for $250,000. The documentation governing the purchased debt was amended to cover this additional loaned amount as if it was part of the original purchased debt. Accordingly, the additional loaned amount accrues interest, is secured, and matures in the same manner as the original purchased debt.

As of December 31, 2005, Westside had a total $4,100,000 due from EBS Production. In March 2006, Westside completed the acquisition of EBS (see Note
11).

NOTE 4 - ASSET RETIREMENT OBLIGATIONS

Westside recognizes the fair value of an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. For Westside, asset retirement obligations relate to the abandonment of oil and gas producing facilities. The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and gas, future inflation rates and the credit-adjusted risk-free interest rate.

Westside records depreciation of the capitalized asset retirement cost and accretion of the asset retirement obligation over time. The depreciation will generally be determined on a straight line basis, while the accretion to be recognized will escalate over the life of the producing assets, typically as production declines. The following table indicates the changes to Westside's asset retirement obligations in 2005:

Balance at December 31, 2004                                   $   6,646
Liabilities incurred                                              20,370
Accretion expense                                                    864
                                                               ---------
Balance at December 31, 2005                                    $ 27,880
                                                               =========

NOTE 5 - CONCENTRATION OF CREDIT RISK

At December 31, 2005, Westside's cash in financial institutions exceeded the federally insured deposits limit by $504,411. An investment of $326,804 in a bank account, backed by collateralized mortgage obligations, is included in cash and cash equivalents at December 31, 2005. The collateral for this investment had a market value of approximately $335,431 at December 31, 2005.


NOTE 6 - COMMITMENTS AND CONTINGENCIES

Westside is not currently involved in any pending legal proceedings. In the future, Westside may become involved in various legal proceedings from time to time, either as a plaintiff or as a defendant, and either in or outside the normal course of business. Westside is not now in the position to determine when (if ever) such a legal proceeding may arise. If Westside ever becomes involved in a legal proceeding, Westside's financial condition, operations, or cash flows could be materially adversely affected, depending on the facts and circumstances relating to such proceeding.

In March 2005, Westside entered into a 38-month office lease agreement, with the first two months free, for $3,660 per month.

Westside entered into a credit agreement with EBS Oil and Gas Production Co., L.P., EBS Oil and Gas Partners Production GP, LLC, and EBS Oil and Gas Partners Operating Co., L.P. to loan up to $5,850,000. As of December 31, 2005, Westside has loaned the above mentioned entities $4,100,000.

Westside is subject to cash calls related to its various investments in oil and gas prospects. The potential cash calls are in the normal course of business for Westside's oil and gas interests. Westside will require funds in excess of its net cash flows from operations to meet its cash calls for its various interests in oil and gas prospects to explore, produce, develop, and eventually sell the underlying natural gas and oil products.

In February 2006, Westside agreed to lease a rig at a contract rate of $17,400 per day for six months. The agreement includes an option to extend for an additional six months under the same terms.

NOTE 7 - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 are as follows:

Net operating loss                            $ 2,971,000
Less: Valuation allowance                      (2,971,000)
                                               -----------
  Total                                       $         -
                                               ===========

Westside has prior net operating loss carryforwards of approximately $8,740,000 as of December 31, 2005. These carryforwards expire in 2020 through 2025.

NOTE 8 - IMPAIRMENT OF LONG-LIVED ASSETS

Pursuant to FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, impairment losses of $636,278 and $268,962 for 2005 and 2004, respectively, have been recognized in loss from continuing operations before income taxes under the caption "Impairment". The impairment loss was determined by subtracting the carrying value from the discounted present value of the estimated future cash flows of the wells as of the end of each year.


NOTE 9 - COMMON STOCK

During 2005, 218,000 warrants were exercised for total proceeds of $225,000. Westside also issued 110,414 shares of common stock for services valued at $419,958. Of that amount, 76,442 shares valued at $291,480 were classified as deferred compensation and are expensed as earned. As of December 31, 2005, $115,168 of the $291,480 had been expensed.

During 2004, Westside had the following equity transactions:

o Westside sold an aggregate of 4,080,000 shares of common stock to one of its directors and to an entity under the control of its other director for $.01 per share for total proceeds of $40,800.

o Westside sold 385,500 units consisting of two shares of common stock and one warrant to purchase common stock with a per share exercise price of $2.50, for cash of $2.00 per unit for total proceeds of $771,000.

o Westside issued 149,500 shares of common stock for services valued at $234,275. Westside issued 30,000 shares of common stock valued at $43,500 for costs related to purchasing the Oil and Gas Properties.

o Westside completed an equity offering consisting of 10,000,000 shares of common stock with an offer price of $2.00 per share. The cash offering resulted $20,000,000 in gross proceeds. Westside's placement agent received $1,400,000 and 300,000 warrants with a purchase price of $2.00 per share and a term of 5 years.

o A $300,000 note was converted at $2 per share in November 2004 resulting in the issuance of 150,000 shares.

NOTE 10 - WARRANTS

During 2005, no additional warrants were issued. During 2004, Westside issued warrants attached to debt, stock purchases, and for consulting services. All issuances were approved by the board of directors.

There were no warrants issued or outstanding until the year ended December 31, 2004. A summary of changes in outstanding warrants is as follows:

                                                               Weighted
                                                                Average
                                             Warrants         Share Price
                                            ----------        ------------
Outstanding at December 31, 2003                     -                   -

Changes during the year:
  Granted                                    1,510,500               $1.31
  Exercised                                          -                   -
  Forfeited                                          -                   -
                                            ----------        ------------
Outstanding at December 31, 2004             1,510,500                1.31

Changes during the year:
  Granted                                            -                   -
  Exercised                                   (218,000)               1.03
  Forfeited                                          -                   -
                                            ----------        ------------
Outstanding at December 31, 2005             1,292,500               $1.36
                                            ==========        ============

Warrants outstanding and exercisable as of December 31, 2005:

                                             Outstanding          Exercisable
                                          Number     Remaining       Number
               Exercise Price          of Warrants      Life       of Shares
               --------------         ------------    ---------   -----------
                  $  .50                   660,000    3.2 years      660,000
                    2.00                   300,000    3.8 years      300,000
                    2.50                   332,500     .4 years      332,500

Westside has determined, based upon a Black-Scholes model, that the fair value of the warrants on the date of grant was approximately $1,848,000, using an expected life of two to five years, volatility of 131% and a risk-free interest rate of 2.0%.

The differences in the exercise prices of the various warrants are due to the issue timing of the warrants as follows:

                                    Exercise                           Market
      Description                  Dates Issued           Price        Price

In connection with notes payable   February - April 2004  $0.50  $0.001 to $1.45
Private equity transactions        May - June 2004        $2.50   $1.25 to $3.18
Private placement memorandum       November 2004          $2.00            $3.75

The warrants issued in connection with the notes payable were recorded as a discount on the notes payable based on the relative fair value. Most of these warrants were issued on February 26, 2004 when there had been no trading activity in the common stock for several months and the market price was $0.001.

The November 2004 warrants were issued on the same date and priced at the same per share amount as the shares issued in the private placement.

NOTE 11 - SUBSEQUENT EVENTS

On January 9, 2006, Westside completed the private placement of 3,278,000 shares of its common stock at a price of $3.15 per share. The cash offering resulted in $10,325,700 in gross proceeds and approximately $9.5 million in net proceeds to the Company after deducting placement-related costs of $825,700.

During January and February 2006, Westside made additional loans to EBS totaling $1,750,000. The documentation governing the Purchased Partnership Debt was amended to cover these additional loaned amounts as if they were part of the original Purchased Partnership Debt. Accordingly, the additional loaned amount accrues interest, is secured, and matures in the same manner as the original Purchased Partnership Debt.

On March 15, 2006, Westside acquired EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS"). The acquired EBS assets consist (in part) of rights in approximately 9,837 gross acres. In addition, EBS owns an approximately one-sixth interest in Tri-County Gathering, a pipeline system (operated by Cimmarron Gathering, LLP) that is the primary transporter of gas sold by EBS in the Barnett Shale area. This pipeline is comprised of approximately 14 miles of gathering lines and three compression stations with approximately 2,500 horsepower of compression with pipeline capacity of approximately 20 million cubic feet per day.

The purchase price for the Equity Interests consisted of an initial purchase price paid at closing (the "Initial Purchase Price") and additional consideration to be paid after closing (the "Additional Consideration"). The Initial Purchase Price was set at $9,804,839, subject to certain adjustments. The adjustments included a reduction in the Initial Purchase Price for all debt owed by EBS, including (a) indebtedness in the approximate amount of $5,850,000 owed by EBS to Westside, and (b) indebtedness in the approximate amount of $1,600,000 owed by EBS to a third party paid off on March 2006 in connection with the closing of the EBS transaction. After making adjustments, Westside paid in cash at the closing approximately $151,000 to the Class B partners of EBS and an EBS payable in the amount of approximately $294,000, and Westside received a credit in the approximate amount of $1,700,000 against the future payment of the Additional Consideration discussed below. Funding for the cash paid at the closing and the retirement of the Third Party Loan was provided from Westside's available cash and by GasRock Capital LLC ("GasRock") pursuant to an Advancing Term Credit Agreement (the "Credit Agreement"). Funding for the cash portion of the Additional Consideration will be provided by GasRock pursuant to the Credit Agreement.

The amount of Additional Consideration will be based on certain EBS wells (the "CVR Wells") that were in various stages of development as of the date of the Acquisition Agreement but that did not have production sustained for a sufficient period of time to permit a third party engineering report to establish proved reserves. The amount of Additional Consideration will depend upon the amount of "Proved Reserves" (as such term is used in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress) that the CVR Wells are determined to have after the closing of the Transaction. The determination of the amount of the Additional Consideration will take place on several occasions after the closing of the Transaction.

On March 15, 2006, Westside, as borrower, entered into a $45 million four-year Advancing Term Credit Agreement (the "Credit Agreement") with GasRock Capital LLC ("GasRock"), as lender. The Credit Agreement provides the terms under which GasRock will make available to Westside a senior secured revolving credit facility in an aggregate amount of up to $45 million. Borrowings under the Credit Agreement may be used for the following purposes:

    1. Up to $9.5 million may be used for closing costs pertaining to the transaction, for approved drilling and for pipeline expansion.

    2. Up to $7.5 million may be used for the cash portion of the Additional Consideration that may become due with respect to the CVR Wells, as discussed in "Item 2.01 Completion of Acquisition or Disposition of Assets" above, provided that any amount advanced for payment of the Additional Consideration will reduce dollar-for-dollar the amount available for the uses described in purpose 4 below.

    3. Up to $1.5 million may be used in certain circumstances, for the Company's overhead.

    4. Up to an additional $34.0 million may be made available at later dates (subject to GasRock's approval) for additional exploitation of proved developed non-producing reserves, additional lender-approved drilling of new wells, lease acquisitions, pipeline expansion or seismic expenses.

In connection with the consummation of the transaction, Westside borrowed $5.3 million under the Credit Agreement for the payment of the cash at closing, the retirement of the Third Party Loan, the reimbursement of costs associated with previous drilling, and future developmental drilling.

GasRock's commitments under the Credit Agreement will terminate on March 14, 2009, unless terminated earlier by Westside upon repayment of all outstanding amounts or by GasRock upon an event of default. To secure Westside's obligations under the Credit Agreement, Westside granted a security interest in all of its assets in favor of GasRock. The Credit Agreement also requires hedging for a substantial portion of Westside's reserves. Amounts outstanding under the Credit Agreement will bear interest at an annual rate equal to the greater of (a) twelve percent (12.0%) or (b) the one-month London interbank offered rate (LIBOR), plus 6.50%. Eighty-five percent (85.0%) of monthly revenue from oil & gas production and commodity hedging, net of production operations related costs, will be applied to the repayment of the indebtedness under the Credit Agreement, subject to the limited ability of Westside to remit less than 85% and to retain more than 15% of monthly net revenue to cover Westside's overhead. Westside will also pay a facility fee equal to 2.0% of all advances, with the amount of such fee not paid at the time of the advance but added to the outstanding principal balance and amortized in accordance with the terms of the Credit Agreement. In consideration of GasRock providing the financing under the Credit Agreement, GasRock will receive a one percent (1.0%) overriding royalty interest in each producing well and lease within Westside as of the date of the execution of the Credit Agreement. GasRock will also receive a one percent (1.0%) overriding royalty interest in each producing well and lease and related unit (as defined in the Credit Agreement) acquired during the term of the Credit Agreement if Westside uses advances under the Credit Agreement to acquire same. GasRock will also receive a one and one-half percent (1.5%) overriding royalty interest in each existing producing well and related unit (as defined in the Credit Agreement) plus future producing wells and related units developed using advances under the Credit Agreement. The Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants (including a maximum leverage ratio), and customary events of default.

NOTE 13 -- SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

Capitalized Costs

Capitalized costs incurred in property acquisition, exploration, and development activities as of December 31, 2005 are as follows:

Total Capitalized                                           $ 12,795,634
Less: Accumulated depletion                                   (1,293,895)
                                                              ----------
Net Capitalized                                             $ 11,501,739
                                                              ==========

Costs incurred for property acquisition, exploration, and development activities for the year ended December 31, 2005 are as follows:

Acquisition of properties
  Proved                                                     $         -
  Unproved                                                     3,058,121
Exploration costs                                                360,170
Development costs                                              6,505,328
                                                              ----------
Total costs incurred for property acquisition,
  exploration, and development activities                    $ 9,923,619
                                                              ==========


Results of operations for oil and gas producing activities for the year ended December 31, 2005 are as follows:

Oil & gas sales                                              $   595,657
Gain on sale of oil and gas properties                           339,355
Production costs                                                (108,227)
Exploration expenses                                            (360,170)
Depreciations, depletion and amortization                       (344,797)
Impairment                                                      (636,278)
                                                              ----------
                                                                (514,460)
Income tax expense                                                     -
                                                              ----------
Results of operations for oil and gas producing
  activities (excluding corporate overhead
  and financing costs)                                        $ (514,460)
                                                              ==========

Reserve information


The following estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.


Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent a year to reflect the estimated timing of the future cash flows.


                                                   2005               2004
                                               Oil       Gas      Oil      Gas
                                             (MBbls)   (MMcf)   (MBbls)  (MMcf)
                                             -------   ------   ------    ------
Proved developed reserves
     Beginning of year                       1.679     90.789        -        -
     Revisions of previous estimates         0.182     43.585        -        -
     Purchases of minerals in place         84.185  1,120.091    2.333  104.594
     Production                             (0.840)   (62.766)  (0.654) (13.805)
                                             -------   ------   ------   ------
     End of the year                        85.206  1,191.699    1.679   90.789
                                             -------   ------   ------   ------

Standardized Measure of Discounted Future
  Net Cash Flows at December 31, 2005                                   (000's)
                                                                         ------
    Future cash inflows                                                 $17,950
    Future production costs                                              (4,447)
    Future development costs                                               (717)
    Future income tax expenses, at 34%                                   (4,347)
                                                                         ------
          Future gross cash flows                                         8,439

    Less:  10% annual discount for
           estimated timing of cash flows                                (2,035)
                                                                         ------
  Standardized measures of discounted future net cash flows
    relating to proved oil and gas reserves                             $ 6,404
                                                                         ======

The following reconciles the change in the standardized measure of discounted future net cash flow during 2005.

                                                                        (000's)
                                                                         ------
Beginning of year                                                        $  294
  Sales of oil and gas produced, net of production costs                   (487)
  Net changes in prices and production costs                              3,692
  Purchases of minerals                                                   9,564
  Net changes in estimated future development costs                        (717)
  Revisions of previous quantity estimates                                  377
  Change in discount                                                     (2,093)
  Future income tax expense                                              (4,226)
                                                                         ------
End of year                                                              $6,404
                                                                         ======

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following pro forma financial statements have been derived from the financial statements of Westside Energy Corporation ("Westside") at December 31, 2005 and adjusts such information to give effect to its purchase of EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively, "EBS") as if the acquisition had occurred as of December 31, 2005 for the pro forma balance sheet and as of the beginning of the period for the pro forma consolidated condensed statement of operations. The pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at the period-end. The pro forma financial statements should be read in conjunction with the notes thereto and the EBS financial statements and related notes thereto contained in the Form 8-K previously filed and in Westside's audited financial statements for the year ended December 31, 2005 contained herein.

The EBS acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values based upon estimates.

                           WESTSIDE ENERGY CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                December 31, 2005

                                                       Adjust-      Pro
                                Westside        EBS     ments       Forma
 ASSETS
 Current Assets
   Cash                        $ 604,411  $  203,543 $      -  $    807,954
   Certificate of deposit         27,693           -        -        27,693
   Marketable
    securities                 1,050,000           -        -     1,050,000
   Accounts receivable           492,349   6,463,593   (41,085) A 6,914,857
   Prepaid assets                  1,770       2,576        -         4,346
   Deferred acquistion
     charges                     289,367           -        -       289,367
   Inventory                           -      69,009        -        69,009
                               --------------------------------------------
 Total current assets          2,465,590   6,738,721   (41,085)   9,163,226

 Oil and gas properties
   Drilling and develop-
     ment in progress                  -   1,746,125        -     1,746,125
   Proved properties           8,513,598   5,951,872 2,833,529 D 17,298,999
   Gas gathering system                -   1,956,897         -    1,956,897
   Unproved properties         4,282,036     885,370  (852,370)B  4,315,036
   Accumulated deprec-
      iation, depletion,
      amoritization,
      and impairment         (1,293,895)   (727,310)         -   (2,021,205)
                             ----------------------------------------------
 Net oil and gas
    properties               11,501,739   9,812,954  1,981,159   23,295,852

 Loan receivable from
   EBS                        4,100,000           - (4,100,000)C          -
 Property and equip net
   of accum. deprec-
   iation                             -      41,335          -       41,335
                             ----------------------------------------------

 TOTAL ASSETS               $18,067,329 $16,593,010 $(2,159,926)$32,500,413
                            ===============================================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities
   Accounts payable and
     accrued expenses        $  529,446 $ 5,960,550 $  (41,085)A $6,448,911
   Joint interest owner
     advances                         -   6,663,041          -    6,663,041
   Obligations to Westside
     Energy                           -   4,952,370 (4,952,370)B C        -
   Short term portion of
     debt                             -     800,000          -      800,000
                             ----------------------------------------------
 Total current
   liabilities                  529,446  18,375,961 (4,993,455)  13,911,952

 Non current liabilities
   Asset retirement
     obligations                 27,880      50,578          -       78,458
   Long term portion
     of debt                          -   1,000,000          -    1,000,000
                             ----------------------------------------------
 TOTAL LIABILITIES              557,326  19,426,539 (4,993,455)  14,990,410

 STOCKHOLDERS'
   EQUITY                    17,510,003           -          -   17,510,003
 PARTNERS' CAPITAL                    -  (2,833,529) 2,833,529 D          -
                             ----------------------------------------------

 TOTAL LIABILITIES AND
   STOCKHOLDERS'
   EQUITY                   $18,067,329 $16,593,010 $(2,159,926)$32,500,413
                            ===============================================

                           WESTSIDE ENERGY CORPORATION
       UNAUDITED PRO-FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      For the year ended December 31, 2005

                                                                    Pro
                               Westside     EBS    Adjustments     Forma
 Revenues

   Oil and gas sales        $  595,657 $ 1,286,759      -      $  1,882,416
   Gathering system
     income                          -     273,687      -           273,687
   Gain [Loss] on lease
     sales                           -   2,705,396      -         2,705,395
                             ----------------------------------------------
 Total revenues                595,657   4,265,842      -         4,861,499

 Expenses
   Production                  108,227     276,048      -           384,275
   Exploration                 360,170           -      -           360,170
   General and
     administrative          1,782,184   3,010,548      -         4,792,732
   Depreciation,
    depletion and
    amortization               344,797     491,730      -           836,527
   Impairment                  636,278     403,277      -         1,039,555
                             ----------------------------------------------
 Total expenses              3,231,656   4,181,603      -         7,413,159
                             ----------------------------------------------
Income [Loss] from
   operations               (2,635,999)     84,239      -        (2,551,660)

 Other Income [Expense]
   Interest income             359,490           -  (41,085) A      318,405
   Overhead recovery                 -     141,247        -         141,247
   Interest expense             (2,070)   (484,771)  41,085  A     (445,756)
   Gain [loss] on sale of
     marketable securities         (98)          -        -             (98)
   Gain [loss] on sale of
     oil and gas
     properties                339,355           -        -         339,355
                             ----------------------------------------------
 Total Other Income
   [Expense]                   696,677   (343,524)        -         353,153
                             ----------------------------------------------

 NET LOSS                 $ (1,939,322) $(259,285)        -    $ (2,198,507)
                          =================================================

 NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
 A. Eliminate interest accrued on $4,100,000 Loan.
 B. Eliminate Lease Bank Facility funded by Westside.
 C. Eliminate note held by Westside.
 D. Record purchase accounting adjustments.

                           WESTSIDE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                           March 31,
                                                             2006
                                                           ---------
ASSETS

Current Assets
  Cash                                                  $  8,548,309
  Certificate of deposit and escrow account                   27,887
  Marketable securities                                      525,000
  Accounts receivable                                      9,129,778
  Prepaid assets                                               5,434
  Deferred acquisition charges                                     -
  Deferred financing costs, net of
    accumulated amortization of $5,535                       176,815
                                                         -----------
Total current assets                                      18,413,223

Oil & gas properties, using successful
 efforts accounting
  Proved properties                                       17,804,350
  Unproved properties                                     11,802,225
  Accumulated depreciation, depletion,
    amortization & impairment                             (2,374,118)
                                                         -----------
Net oil & gas properties                                  27,232,457

Loan receivable from EBS                                           -
Property and equipment, net of
      accumulated depreciation of $97,512                    113,583
                                                         -----------
TOTAL ASSETS                                            $ 45,759,263
                                                        ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable and
      accrued expenses                                  $ 14,890,639
    Derivative liability                                     110,932
    Short term portion of debt                             1,907,535
                                                        ------------
Total current liabilities                                 16,909,106

Non-current liabilities
    Asset retirement obligations                              42,036
    Long term portion of debt                              3,129,152
                                                        ------------
TOTAL LIABILITIES                                         20,080,294
                                                        ------------
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 10,000,000
  shares authorized, none issued and
  outstanding                                                      -
Common stock, $.01 par value, 50,000,000
  Shares authorized, 20,716,636 and
  17,376,745 shares issued and outstanding                   207,166
Additional paid in capital                                32,631,871
Deferred compensation                                       (169,135)
Accumulated other comprehensive loss                        (110,932)
Accumulated deficit                                       (6,880,001)
                                                         -----------
TOTAL STOCKHOLDERS' EQUITY                                25,678,969
                                                         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 45,759,263
                                                        ============

                           WESTSIDE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                           Three months ended March 31,
                                               2006          2005
                                           -----------      ---------
Revenues
  Oil and gas sales                        $   352,401      $  71,976

Expenses
  Production                                   250,268          8,661
  Exploration                                       65              -
  General and administrative                 1,442,402        364,270
  Depreciation, depletion,
    and amortization                           175,062         50,997
  Impairment                                         -        185,335
                                           -----------      ---------
Total Expenses                               1,867,797        609,263
                                           -----------      ---------
Loss from Operations                        (1,515,396)      (537,287)

Other Income (Expense)
   Interest income                              76,854         79,736
   Interest expense                            (40,793)             -
                                            -----------      ---------
Total Other Income (Expense)                    36,061         79,736
                                            -----------      ---------
     NET LOSS                              $(1,479,335)     $(457,551)
                                           ===========      =========

Basic and diluted loss
    per common share                       $     (0.07)     $   (0.03)
Weighted average common
    shares outstanding                      20,398,211     17,085,818

                           WESTSIDE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                         Three months ended March 31,
                                              2006           2005
                                           ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                  $ (1,479,335)   $ (457,551)
    Adjustments to reconcile net loss to
      Net cash used in operating activities:
      Stock issued for services                 60,939        54,446
      Impairment                                     -       185,335
      Depreciation, depletion and
        amortization                           204,183        50,997
      Amortization of discount on note
        payable                                  8,687             -
      Amortization of deferred financing
        costs                                    5,535             -
      Changes in:
        Accounts receivable                 (1,501,180)       43,273
        Prepaid assets                        (448,389)        8,137
        Accounts payable and accrued
          expenses                           1,263,287       (79,181)
                                            ----------    ----------
NET CASH USED IN OPERATING ACTIVITIES       (1,886,273)     (194,544)
                                            ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Cash acquired on acquisition of EBS        955,774             -
    Advances to EBS                         (3,644,754)            -
    Purchase of marketable securities                -    (3,450,081)
    Proceeds from sale of marketable
       securities                              525,000             -
    Purchase of office equipment                      -        (6,538)
    Capital expenditures for oil and gas
      properties                             (2,894,142)     (858,672)
                                             ----------    ----------
NET CASH USED IN INVESTING ACTIVITIES        (5,058,122)   (4,315,291)
                                             ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable               5,210,000             -
Payments for fundraising                              -        (2,121)
Proceeds from sale of common stock, net       9,678,293       145,000
                                             ----------    ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES    14,888,293       142,879
                                             ----------    ----------
NET CHANGE IN CASH                            7,943,898    (4,366,956)

CASH BALANCES
    -Beginning of period                        604,411    15,995,691
                                             ----------    ----------
    -End of period                          $ 8,548,309   $11,628,735
                                             ==========   ===========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid                             $         -   $         -
Taxes paid                                          -             -

NON-CASH DISCLOSURES:
Discount on note payable                  $   182,000   $         -
Change in derivative liabilities             (110,932)            -
Deferred stock compensation                    31,666             -
Stock issued for debt                          20,000             -
Unrealized loss on marketable securities            -           (81)

                           WESTSIDE ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Westside Energy Corporation ("Westside"), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in Westside's latest annual report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal year 2005, as reported in the 10-KSB, have been omitted.

The consolidated financial statements include the accounts of Westside and its wholly-owned subsidiaries from March 15, 2005, the date of the acquisition of EBS discussed in Note 7. Significant inter-company accounts and transactions have been eliminated.

NOTE 2 - STOCK-BASED COMPENSATION

On January 1, 2006, Westside adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) replaced SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. Westside adopted SFAS 123(R) using the modified prospective method which requires the application of the accounting standard as of January 1, 2006.

Prior to 2006, Westside began issuing common stock to employees as compensation. Westside recorded as compensation expense the fair value of such shares as calculated pursuant to Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), recognized over the related service period. Westside has no option plans for its employees. Westside accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, "Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services". For expensing purposes, the value of common stock issued to non-employees and consultants is determined based on the fair value of the services received or the fair value of the equity instruments issued, whichever value is more reliably measurable.


NOTE 3 - CONCENTRATION OF RISK

At March 31, 2006, Westside's cash in financial institutions exceeded the federally insured deposits limit by $8,448,309. An investment of $4,017,943 in a reverse repurchase agreement is included in cash and cash equivalents at March 31, 2006. The collateral for this investment consisted of a collateralized mortgage obligation with a market value of approximately $4,108,010.

NOTE 4 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On March 17, 2006 Westside entered into swap agreements in order to provide a measure of stability to Westside's cash flows due to volatile oil and gas prices and to manage the exposure to commodity price risk.

SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of each derivative is recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. To make this determination, management formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking all derivatives that are designated as cash-flow hedges to specific cash flows associated with assets and liabilities on the balance sheet or to specific forecasted transactions.

Westside also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. A derivative that is highly effective and that is designated and qualifies as a cash-flow hedge has its changes in fair value recorded in other comprehensive income to the extent that the derivative is effective as a hedge. Any other changes determined to be ineffective do not qualify for cash-flow hedge accounting and are reported currently in earnings.

Westside discontinues cash-flow hedge accounting when it is determined that the derivative is no longer effective in offsetting cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is redesignated as a non-hedging instrument because it is unlikely that a forecasted transaction will occur, or management determines that designation of the derivative as a cash-flow hedge instrument is no longer appropriate. In situations in which cash-flow hedge accounting is discontinued, Westside continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

When the criteria for cash-flow hedge accounting are not met, realized gains and losses (i.e., cash settlements) are recorded in other income and expense in the Statements of Operations. Similarly, changes in the fair value of the derivative instruments are recorded as unrealized gains or losses in the Statements of Operations. In contrast, cash settlements for derivative instruments that qualify for hedge accounting are recorded as additions to or reductions of oil and gas revenues while changes in fair value of cash flow hedges are recognized, to the extent the hedge is effective, in other comprehensive income until the hedged item is recognized in earnings.

Based on the above, management has determined the swaps qualify for cash-flow hedge accounting treatment. For the period ended March 31, 2006, Westside recognized a derivative liability of $110,392 with the change in fair value reflected in other comprehensive loss.

NOTE 5 - DEBT

On March 15, 2006, Westside entered into a $45 million three-year Advancing Term Credit Agreement:

1. Up to $9.5 million may be used for closing costs pertaining to the purchase of EBS for approved drilling and for pipeline expansion.

2. Up to $7.5 million may be used for the cash portion of an earn-out agreement entered into in connection with Westside's acquisition of all of the outstanding equity interests (the "Equity Interests") in EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS"), provided that any amount advanced for payment of the earn-out agreement will reduce dollar-for-dollar the amount available for the uses described in purpose 4 below.

3. Up to $1.5 million may be used in certain circumstances for Westside's overhead.

4. Up to an additional $34.0 million may be made available at later dates (subject to GasRock's approval) for additional exploitation of proved developed non- producing reserves, additional lender-approved drilling of new wells, lease acquisitions, pipeline expansion or seismic expenses.

GasRock's commitments under the Credit Agreement will terminate on March 14, 2009, unless terminated earlier by Westside upon repayment of all outstanding amounts or by GasRock upon an event of default. To secure Westside's obligations under the Credit Agreement, Westside granted a security interest in all of its assets in favor of GasRock. The Credit Agreement also requires hedging for a substantial portion of Westside's reserves. Amounts outstanding under the Credit Agreement will bear interest at an annual rate equal to the greater of (a) 12.0% or (b) the one-month London interbank offered rate (LIBOR), plus 6.50%. 85.0% of monthly revenue from oil & gas production and commodity hedging, net of production operations related costs, will be applied to the repayment of the indebtedness under the Credit Agreement, subject to the limited ability of Westside to remit less than 85% and to retain more than 15% of monthly net revenue to cover Westside's overhead. Westside will also pay a facility fee equal to 2.0% of all advances, with the amount of such fee not paid at the time of the advance but added to the outstanding principal balance and amortized in accordance with the terms of the Credit Agreement. In consideration of GasRock providing the financing under the Credit Agreement, GasRock will receive a 1.0% overriding royalty interest (proportionately reduced to Westside's working interest) in each producing well and lease within Westside as of the date of the execution of the Credit Agreement. GasRock will also receive a 1.0% overriding royalty interest (proportionately reduced to Westside's working interest) in each producing well and lease and related unit acquired during the term of the Credit Agreement if Westside uses advances under the Credit Agreement to acquire same. GasRock will also receive a 1.5% overriding royalty interest (proportionately reduced to Westside's working interest) in each well and related unit if Westside uses advances under the Credit Agreement to develop same. The Credit Agreement contains customary representations and warranties, customary affirmative and negative covenants (including a maximum leverage ratio), and customary events of default.

As of March 31, 2006, Westside has borrowed an aggregate of $5,210,000. In association with this debt, a 3.5% fee is paid to a third party per terms of a financial services agreement. The fee totaled $182,350 and has been capitalized as deferred financing costs. The deferred financing costs will be amortized over the life of the debt using the effective interest method. As of March 31, 2006, $5,535 has been amortized. In addition to the deferred financing costs, $154,200 was paid in fees to the lender. These fees were recorded as a discount to the note payable and are being amortized over the life of the note using the effective interest method. As of March 31, 2006, $8,687 of the discount has been amortized.

NOTE 6 - EQUITY

Westside had the following transactions for the quarter ended March 31, 2006:

      o On January 9, 2006, Westside completed the private placement of 3,278,000 shares of common stock at a price of $3.15 per share. The cash offering resulted in $10,325,700 in gross proceeds and approximately $9.5 million in net proceeds to Westside after deducting placement-related costs.

      o Westside issued 5,947 common shares to a director and a Contractor valued at $22,096 for services.

      o 8,444 common shares were issued to a director as deferred compensation. The shares vest evenly over the next two years.

      o $38,843 of total deferred compensation was amortized for the three months ended March 31, 2006.

      o           7,500 warrants were exercised for proceeds of $18,750.

      o 40,000 common shares were issued for stock payable of $20,000.

NOTE 7 - PURCHASE OF EBS OIL AND GAS PARTNERS PRODUCTION COMPANY, L.P.

On March 15, 2006, Westside acquired EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P. (collectively "EBS"). The acquired EBS assets consist (in part) of rights in approximately 9,837 gross acres. In addition, EBS owns an approximately one-sixth interest in Tri-County Gathering, a pipeline system (operated by Cimmarron Gathering, LLP) that is the primary transporter of gas sold by EBS in the Barnett Shale area. This pipeline is comprised of approximately 14 miles of gathering lines and three compression stations with approximately 2,500 horsepower of compression with pipeline capacity of approximately 20 million cubic feet per day. The statement of operations reflects EBS' operations for the period from March 15, 2006 to March 31, 2006.

The purchase price for the Equity Interests consisted of an initial purchase price paid at closing (the "Initial Purchase Price") and additional consideration to be paid after closing (the "Additional Consideration"). The Initial Purchase Price was set at $9,804,839, subject to certain adjustments. The adjustments included a reduction in the Initial Purchase Price for all debt owed by EBS, including (a) indebtedness in the approximate amount of $5,850,000 owed by EBS to Westside, and (b) indebtedness in the approximate amount of $1,600,000 owed by EBS to a third party. After making adjustments, Westside paid in cash at the closing approximately $151,000 to the Class B partners of EBS and an EBS payable in the amount of approximately $294,000, and Westside received a credit in the approximate amount of $1,700,000 against the future payment of the Additional Consideration discussed below. Funding for the cash paid at the closing and the retirement of the Third Party Loan was provided from Westside's available cash and by GasRock Capital LLC ("GasRock") pursuant to an Advancing Term Credit Agreement (the "Credit Agreement"). Funding for the cash portion of the Additional Consideration will be provided by GasRock pursuant to the Credit Agreement.

The amount of Additional Consideration will be based on certain EBS wells (the "CVR Wells") that were in various stages of development as of the date of the Acquisition Agreement but that did not have production sustained for a sufficient period of time to permit a third party engineering firm (Netherland, Sewell & Associates, Inc.) to determine the amount of proved reserves established by these development activities. The amount of Additional Consideration will depend upon the amount of proved reserves that the CVR Wells are determined to have after the acquisition. The determination of the amount of the Additional Consideration will take place on several occasions after the acquisition. The following table summarizes the preliminary fair values assigned to the assets acquired and the liabilities assumed at the date of acquisition:

           Current assets                                 $ 8,094,600
           Property and equipment, net                     13,204,537
           Other assets, net                                  113,911
                                                          -----------
                           Total assets                    21,413,048
           Less:
              Total liabilities                           (12,994,359)
                                                          -----------
                      Total purchase price                $ 8,418,689
                                                          ===========

The following unaudited pro forma information assumes the acquisition of EBS occurred as of January 1, 2006 and January 1, 2005, respectively. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the period presented.

                           WESTSIDE ENERGY CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                        Three Months Ended March 31, 2006
                                   (unaudited)

                                                Pro Forma     Pro
                       Westside        EBS      Adjustments  Forma
                      ----------    ---------  -----------  -----------
Revenues
  Oil and gas sales   $  352,401    $  668,821 $        -  $ 1,021,222

Expenses
  Production             250,268        92,671          -      342,939
  Exploration                 65             -          -           65
  General and
     administrative    1,442,402       579,806          -    2,022,208
  Depreciation,
    depletion, and
    amortization         175,062             -          -      175,062
                      ----------     --------- ----------  -----------
Total Expenses         1,867,797       672,477          -    2,540,274
                      ----------     --------- ----------  -----------
Loss from Operations  (1,515,396)       (3,656)         -   (1,519,052)

Other Income (Expense)
   Interest income        76,854             -          -       76,854
   Interest expense      (40,793)      (36,200)         -      (76,993)
                      ----------     --------- ----------  -----------
Total Other Income
  (Expense)               36,061       (36,200)         -         (139)
                      ----------     --------- ----------  -----------
     NET LOSS        $(1,479,335)  $   (39,856) $       -  $(1,519,191)
                     ===========   ===========  =========  ===========

Basic and diluted loss
    per common share     $ (0.07)                              $ (0.07)
Weighted average
    Common shares
    outstanding       20,398,211                            20,398,211

                           WESTSIDE ENERGY CORPORATION
                        PRO FORMA STATEMENT OF OPERATIONS
                        Three Months Ended March 31, 2005
                                   (unaudited)



                                                Pro Forma
                       Westside         EBS    Adjustments  Pro Forma
                      ----------    ---------  -----------  ---------
Revenues
  Oil and gas sales  $   71,976    $  311,219 $        -  $  383,195

Expenses
  Production              8,661        35,577          -      44,238
  Exploration                 -             -          -           -
  General and
    administrative      364,270       468,996          -     833,266
  Depreciation,
    depletion, and
    amortization         50,997       131,516          -     182,513
  Impairment            185,335             -          -     185,335
                     ----------     --------- ----------  ----------
Total Expenses          609,263       636,089          -   1,245,352
                     ----------     --------- ----------  ----------
Loss from Operations   (537,287)     (324,870)         -    (862,157)

Other Income (Expense)
   Interest income       79,736             -          -      79,736
   Interest expense           -       (45,830)         -     (45,830)
   Other income               -        13,000          -      13,000
                     ----------     --------- ----------  ----------
Total Other Income
  (Expense)              79,736       (32,830)         -      46,906
                     ----------     --------- ----------  ----------
     NET LOSS        $ (457,551)  $  (357,700)$        -  $ (815,251)
                     ==========   =========== ==========  ==========

Basic and diluted loss
    per common share    $ (0.03)                             $ (0.05)
Weighted average common
    shares
    outstanding      17,085,818                           17,085,818

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.7502 of the Nevada Revised Statutes (the "NRS") sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. This section provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if certain conditions are met. The required conditions are that (a) the person to be indemnified acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (b) the person's action or failure to act did not constitute a breach of his or her fiduciary duties as a director or officer or any such breach did not involve intentional misconduct, fraud, or a knowing violation of law. With respect to a suit by or in the right of the corporation, indemnity may be provided to the persons listed in the above paragraph under Section 78.7502 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court in which such action, suit or proceeding was brought or other court of competent jurisdiction determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems appropriate. Moreover, Section 78.7502 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding.

         Section 78.751 of the NRS provides that the articles of incorporation, the bylaws, or an agreement made by the corporation may provide that the expenses of an officer or director in defending an action, suit or proceeding must be paid as they are incurred and before the final disposition of the action, upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 78.751 also provides that the indemnification may not be made (unless ordered by a court or for the advancement of expenses made as described in the foregoing sentence) if a final adjudication establishes that the person's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action. Together, Sections 78.7502 and
78.751 establish provisions for determining that a given person is entitled to indemnification. Section 78.751 also states that the indemnification provided by or granted under these sections is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Both the Company's By-laws and Section 78.752 of the NRS provide that a corporation may purchase insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

         The Company's Restated Articles of Incorporation provide that the personal liability of the directors and officers of the Company is eliminated to the fullest extent permitted by the Nevada law. Likewise, the Company's Bylaws provide that the Company will indemnify any director, officer, employee or agent of the Company if certain conditions are met. Further, the Company's Bylaws permit the Company to pay the expenses of the officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

 ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. The estimated expenses set forth below, will be borne by the Company.

         Item                                                         Amount

         SEC Registration Fee ........................................$2,725
         Legal Fees and Expense .....................................$10,000
         Accounting Fees and Expenses ................................$5,000

         Total ....................... ..............................$17,725

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

            During May 2006, the Company sold 150,000 shares of its common at a price of $3.15 per share to Douglas G. Manner, a director and currently the Chief Executive Officer of the Company. In addition, during May 2006 the Company issued to Mr. Manner, as incentive compensation, 225,000 restricted shares (the majority of which are subject to the risk of forfeiture). Moreover, during May 2006, the Company sold 29,972 shares of its common at a price of $3.15 per share to Sean J. Austin, currently the Chief Financial Officer, Vice President and Corporate Controller of the Company. Because of Messrs. Manner's and Austin's positions with the Company, the issuances of these shares are claimed to be exempt pursuant to Section 4(2) of the Securities Act of 1933.

            On January 9, 2006, the Company completed the private placement of an aggregate of 3,278,000 shares of its common stock, $.01 par value, at a price of $3.15 per share. The cash offering resulted in $10,325,700 in gross proceeds and approximately $9.5 million in net proceeds to the Company after deducting placement-related costs. The shares were issued to a total of 27 investors, all of whom are accredited. The Company's co-placement agents received a placement fee in the amount of $645,356. The issuances of the common stock are claimed to be exempt pursuant to Rule 506 of Regulation D under the Securities Act of 1933 (the "Act"). No advertising or general solicitation was employed in offering these securities. The offering and sale were made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.

            On November 2, 2004, the Company completed the private placement of an aggregate of 10,000,000 shares of its common stock, $.01 par value, at a price of $2.00 per share. The cash offering resulted in $20 million in gross proceeds and approximately $18.5 million in net proceeds to the Company after deducting placement-related costs. The shares were issued to a total of 48 investors, all of whom are accredited. The Company's placement agent received a placement fee in the amount of $1,400,000, and was granted a five-year warrant (the "Placement Agent's Warrant") to purchase 300,000 shares of common stock at a purchase price of $2.00 per share. The issuances of the common stock and the Placement Agent's Warrant are claimed to be exempt, and the issuance of the common stock underlying the Placement Agent's Warrant will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Securities Act of 1933 (the "Act"). No advertising or general solicitation was employed in offering these securities. The offering and sale were made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act. Also, in connection with the closing of the private placement, a holder of a short-term convertible promissory note having a principal balance of $300,000 converted the principal balance of the promissory note into 150,000 shares of the Company's common stock, $.01 par value. This issuance of shares is claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to one accredited investor, and subsequent transfers were restricted in accordance with the requirements of the Act.

         During the quarter ended June 30, 2004, the Company sold 385,500 units of the Company's securities to a total of 17 accredited investors. An additional 5,000 units were issued to one accredited investor as a loan procurement fee. Each unit was comprised of two shares of the Company's common stock and a warrant to purchase one share of the Company's common stock at a per share price of $2.50. The purchase price for a unit was $2.00, with the Company receiving aggregate offering proceeds of $771,000 from the offering. As a result of this offering, 781,000 shares of the Company's common stock and warrants to purchase an aggregate of 390,500 shares of the Company's common stock were issued. The issuances of the common stock and the warrants is claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.

         On April 30, 2004, in consideration of a loan in the amount of $130,000 from Bering Partners No. 2, LLC ("Bering"), the Company issued (without any further consideration) warrants to purchase up to 260,000 shares of the Company's common stock at a per share price of $.50. These warrants were issued to certain of Bering's equity owners who included Westside Resources, L.P. (the "Partnership"), an entity wholly-owned by Jimmy D. Wright and formerly named "Westside Energy, L.P." (a director of the Company and the Company's President and Chief Operating Officer), Keith D. Spickelmier (the Company's Chairman of the Board), and one other accredited investor. The issuances of the warrants are claimed to be exempt, and the issuances of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(6) of, and Rule 506 of Regulation D under, the Act.

         On February 26, 2004, the Company issued 700,000 shares of its common stock to the Partnership, in consideration of the Partnership's assignment of its undivided interests in certain oil and gas leases covering approximately 819 gross acres of land. Because Mr. Wright was a director and the Company's Chief Executive Officer at the time of this issuance, the issuance of these shares is claimed to be exempt, pursuant to Section 4(2) of the Securities Act of 1933 (the "Act").

         On February 26, 2004, in consideration of a loan in the amount of $280,000 from Bering Partners No. 2, LLC ("Bering"), the Company issued (without any further consideration) warrants to purchase up to 560,000 shares of the Company's common stock at a per share price of $.50. These warrants were issued to Bering's four equity owners who included the Partnership, Keith D. Spickelmier (the Company's Chairman of the Board), and two other accredited investors. The issuances of the warrants are claimed to be exempt, and the issuances of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(6) of, and Rule 506 of Regulation D under, the Act.

         On February 26, 2004, the Company issued an aggregate of 4,080,000 shares to the Partnership and Mr. Spickelmier in consideration of an aggregate purchase price of $40,800. Because Mr. Wright was a director and the Company's Chief Executive Officer at the time of this issuance, the issuance of these shares is claimed to be exempt, pursuant to Section 4(2) of the Act.

ITEM 27.  EXHIBITS

EXHIBIT INDEX

Exhibit
No.               Description

3.01 Restated Articles of Incorporation of the Company is incorporated herein by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 (SEC File No. 0-49837), Exhibit 3.01.
3.02 Bylaws of the Company is incorporated herein by reference from the Company's Form 10-SB (SEC File No. 0-49837) filed with the SEC on May 28, 2002, Part III, Item 1, Exhibit 3.02.
3.03 Article of Merger of Westside Energy Subsidiary Corporation with and into the Company, whereby the Company changed its corporate name to "Westside Energy Corporation" is incorporated herein by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 (SEC File No. 0-49837), Exhibit 3.04
4.01 Specimen Common Stock Certificate is incorporated herein by reference to Pre-effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed December 23, 2004, Exhibit 4.01
 5.01  Opinion of Counsel - to be filed by amendment
10.01 Agreement, Assignment and Bill of Sale executed by Westside Energy, L.P. in favor of the Company is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004, Exhibit 10.01
10.02 Promissory Note made payable by the Company to the order of Bering Partners No. 2, LLC in the original principal amount of $280,000 is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004,
       Exhibit 10.02
10.03 Warrant to Purchase the Company's common stock issued in the name of Westside Energy, L.P. is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004, Exhibit 10.03
10.04 Warrant to Purchase the Company's common stock issued in the name of Keith D. Spickelmier is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004, Exhibit 10.04
10.05 Registration Rights Agreement in favor of Westside Energy, L.P. is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004,
       Exhibit 10.05
10.06 Registration Rights Agreement in favor of Keith D. Spickelmier is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004,
       Exhibit 10.06
10.07 Voting Agreement between Westside Energy, L.P. and Keith D. Spickelmier is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on March 1, 2004,
       Exhibit 10.07
10.08 Deed of Trust, Assignment of Proceeds of Production, Security Agreement and Financing Statement is incorporated herein by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 (SEC File No. 0-49837), Exhibit 10.08
10.09 Warrant to Purchase the Company's common stock issued in the name of Westside Resources, L.P. is incorporated herein by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed November 22, 2004, Exhibit 10.09
10.10 Warrant to Purchase the Company's common stock issued in the name of Keith D. Spickelmier is incorporated herein by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed November 22, 2004, Exhibit 10.10
10.11 Form of Warrant to Purchase the Company's common stock issued to investors in the Company's private placement of units is incorporated herein by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed November 22, 2004, Exhibit 10.11
10.12 Form of Registration Rights Agreement entered into with investors in the Company's private placement of units is incorporated herein by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed November 22, 2004, Exhibit 10.12
10.13 Form of Subscription and Registration Rights Agreement entered into with investors in the Company's private placement of shares of common stock is incorporated herein by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed November 22, 2004, Exhibit 10.13
10.14 Placement Agent Engagement Agreement by and between the Company and Sterne, Agee & Leach, Inc. is incorporated herein by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed November 22, 2004, Exhibit 10.14
10.15 First Amendment to Placement Agent Engagement Agreement by and between the Company and Sterne, Agee & Leach, Inc. is incorporated herein by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed November 22, 2004, Exhibit 10.15
10.16 Warrant to Purchase the Company's common stock issued in the name of Sterne, Agee & Leach, Inc. is incorporated herein by reference to the Company's Registration Statement on Form SB-2 (SEC File No. 333-120659) filed November 22, 2004, Exhibit 10.16
10.17 Agreement dated April 12, 2005 between the Company and EBS Oil and Gas Partners Production Company, L.P. is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on April 22, 2005, Exhibit 10.01
10.18 Agreement dated May 3, 2005 between the Company and Sean J. Austin is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on May 19, 2005,
       Exhibit 10.01
10.19 Employment Agreement dated December 8, 2005 between the Company and Douglas G. Manner is incorporated herein by reference from the Company's Current Report on Form 8-K (SEC File No. 0-49837) filed with the SEC on December 8, 2005, Exhibit 10.01
23.01  Consent of Malone & Bailey, PC - filed herewith
23.02  Consent of Legal Counsel - to be included on Exhibit 5.01 hereof
23.03  Consent of Netherland, Sewell & Associates, Inc.
23.04  Consent of LaRoche Petroleum Consultants, Ltd.
99.01  The Company's Year 2004 Consultant Compensation Plan (filed as Exhibit
       4.1 to the Company's Registration Statement on Form S-8 (SEC File No. 333-114686) filed April 21, 2004.
99.02 The Company's 2005 Director Stock Plan (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 (SEC File No. 333-124890) filed May 13, 2005.

ITEM 28.  UNDERTAKINGS


         A. The undersigned Registrant will:


                  1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


                           i. Include any prospectus required by section 10(a)(3) of the Securities Act;

                           ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                  4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                           i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;


                           ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;


                           iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                           iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

         B Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         C. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 30, 2006.

                           WESTSIDE ENERGY CORPORATION


                                By: /s/ Jimmy D. Wright
                                Jimmy D. Wright,
                                President

                                POWER OF ATTORNEY

         The undersigned directors and officers of Westside Energy Corporation (other than Jimmy D. Wright) hereby appoint Jimmy D. Wright as attorney-in-fact for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                        Title                                       Date

/S/Jimmy D. Wright           Director, President, Chief Operating  June 30, 2006
Jimmy D. Wright              Officer & Treasurer

/S/Keith D. Spickelmier      Director, Chairman of the Board       June 30, 2006
Keith D. Spickelmier

/s/ Douglas G. Manner        Director, Chief Executive Officer     June 30, 2006
Douglas G. Manner           (Principal Executive Officer)

/s/ John T. Raymond          Director,                             June 30, 2006
John T. Raymond

/s/ Herbert C. Williamson    Director,                             June 30, 2006
Herbert C. Williamson

/s/ Craig S. Glick           Director,                             June 30, 2006
Craig S. Glick

 /s/ Sean J. Austin          Vice President and                    June 30, 2006
Sean J. Austin               Chief Financial Officer
                             (Principal Financial Officer &
                             Principal Accounting Officer)